25

Lease Between *Unique Fabricating Inc.* and *Joslyn-Collier I, L.L.C.*

TABLE OF CONTENTS

TABLE OF CONTENTS

<u>NET LEASE</u>

This Lease is made as of **July** 23 **2002**, by and between **Joslyn-Collier I LLC** ("Landlord"), whose address is 28777 Northwestern Highway, Suite 150, Southfield, Michigan 48034 and **Unique Fabricating Inc., a** Delaware **corporation** ("Tenant"), whose corporate address is 131 Rowayton Ave., Rowayton, Connecticut 06853, who agree as follows:

SECTION 1: THE PREMISES

1.01 In consideration of the mutual promises, covenants and agreements herein contained, the adequacy of which is by both parties acknowledged, and in further consideration of the rent and other charges to be paid and the covenants to be performed by Tenant, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the real property located in the City of Auburn Hills, County of Oakland, and State of Michigan, more particularly described in Exhibit "A" attached to, and made an integral part of, this Lease (the "Land"), together with the building and other improvements now existing or hereafter to be constructed on the Land under Section 2 (the "Improvements") (the Land and the Improvements collectively will constitute and be referred to in this Lease as the "Premises").

SECTION 2: CONSTRUCTION OF IMPROVEMENTS

2.01 Landlord agrees to construct the Improvements on the Land, prior to the Commencement Date (defined in Section 3.01), substantially in accordance with the plans and specifications listed in Exhibit "B" attached to and made an integral part of this Lease (the "Plans"). No insubstantial change from the Plans, which may become necessary during construction will invalidate, change or affect this Lease, except as otherwise expressly set forth in this Lease. The Improvements will include the installation of three (3) flagpoles and associated landscaping as customarily found at an entrance to a corporate **headquarters** at a location and of a size which is in a accordance with all applicable laws and ordinances, provided, however, Landlord may control the size and nature of the flags or banners displayed therefrom if Tenant displays other than the official flags of (a) the United States of America; (b) the State of Michigan; or (c) a flag displaying the logo or design of Unique Fabricating, Inc., and Tenant hereby irrevocably and unconditionally waives and relinquishes any right to display on or from such flagpoles other materials or content without the prior written consent of Landlord which may be withheld in Landlord's sole and absolute discretion.

2.02 The Improvements will be substantially completed and ready for occupancy on or before July 1, 2003 (the "Completion Date"), provided, however, if Landlord is interrupted or delayed in construction by any "Force Majeure" or any other event or occurrence beyond Landlord's reasonable control, including without limitation, any labor strike, lockout, fire or other casualty, acts of God, unavailability of material, weather conditions, terrorist activities or any other condition, event or occurrence which Landlord could not reasonably prevent or control, including matters described in Section 3.04(b), then the period of delay necessarily caused by such occurrence will be added to the indicated Completion Date.

2.03 Landlord agrees that any changes in the Scope of Work or Specifications requested by Tenant, which Landlord agrees to perform, will be billed to Tenant at Landlord's cost plus (10%) ten percent. Landlord's cost is defined as all subcontractor costs, supplies, labor, and general contractors fee.

SECTION 3: THE TERM

3.01 The Term will commence (the "Commencement Date") on the earlier of:

(a) The date Tenant takes possession of the Premises; or

(b) The date Landlord tenders possession of the Premises to Tenant, ready for occupancy (but not earlier than the date shown in Section 2.02 without Tenant's consent).

Landlord will endeavor to provide Tenant with ten (10) days written notice of the date Landlord expects to receive the approvals necessary to tender possession to Tenant and shall keep Tenant appraised of its progress in such regard, provided, however, the Commencement Date will be determined as provided in subparagraphs (a) and (b) above.

The Term will be One Hundred Twenty One (121) months, from and after the Commencement Date. If the Commencement Date is other than the first day of a calendar month, the Term will be extended to terminate at the end of the calendar month in which it would otherwise terminate under the preceding sentence.

3.02 The Completion Date shown in Section 2.02 represents Landlord's estimate of the date the Premises will be ready for occupancy. Landlord agrees to use its best efforts to complete all work, and to tender possession to Tenant, on or before the date shown in Section 2.02, or the extended date, if any, provided for therein. If Landlord is unable, for any reason, to tender possession on that date, the validity of this Lease or the obligations of Tenant hereunder shall not be affected, Tenant may not terminate this Lease, and except as otherwise expressly set forth in Section 3.04 below, Landlord will have no liability for damages of any kind, nature or description, provided, however, Tenant's obligation to pay rent and other charges due hereunder shall be delayed until possession is delivered and the Commencement Date shall be extended until the date possession is tendered.

3.03 The Premises will be conclusively deemed "ready for occupancy" under Sections 2.02 and 3.01 at such time as a temporary or permanent Certificate of Occupancy is issued by the City of Auburn Hills. The Premises will not be considered unready or incomplete if only minor or insubstantial details of construction, decoration or mechanical adjustments remain to be done within the building, or if only landscaping or exterior trim remains to be done outside the building, or if the delay in the availability of the Premises for Tenant's occupancy is caused in whole or in part by Tenant, its agents, officers, employees, contractors or subcontractors. Tenant and its agents, officers employees, contractors and subcontractors shall be permitted access to the Premises prior to the Commencement Date for the purpose of installing Tenant's equipment, trade fixtures, furnishings and decorations, provided, however, (a) the Landlord will control the scheduling of such matters and may deny or delay access if it believes that such entry may cause delay or may not be in the best interest of the project; (b) Tenant and its agents and contractors entry will be at its and their sole risk, and pursuant to the provisions of Sections 12.02 and 30 hereof; and (c) Tenant acknowledges that Landlord's work in connection with the construction and completion of the Improvements shall in all cases take priority and precedence over Tenant's work. Landlord will require its contractor to cooperate with Tenant's installers of equipment, trade fixtures, furnishings and decorations attached to the Improvements to the maximum extent possible, but Tenant agrees that delay of or interference with construction caused by such installers will not postpone the obligation to begin paying rent and all other charges due under this Lease as of the date the Commencement Date would have occurred but for such delay or interference. By occupying the Premises for the conduct of any business, Tenant will be deemed to have accepted the Premises and acknowledged that they are in the condition called for in this Lease, subject only to punch list items (as hereinafter described).

3.04 (a) Notwithstanding anything to the contrary set forth in Section 3.02, but subject to the provisions of Section 2.02, if Landlord is unable to deliver the Premises to Tenant by July 1, 2003, Landlord shall grant Tenant an abatement in its minimum net monthly rent equal to the product of: (i) One Thousand Five Hundred ($1,500.00) Dollars; multiplied by (b) the number of days after July 1, 2003 (as same may be extended pursuant to the terms hereof) until Landlord delivers the Premises to Tenant ready for occupancy pursuant to the terms herein (the "Penalty"). Such Penalty will be deducted from (and credited against, until satisfied) Tenant's next due monthly payments of Minimum Net Monthly Rent as defined in Section 4.01 herein. Except as otherwise expressly provided in Section 3.06, the Penalty will be the sole and exclusive remedy of Tenant for Landlord's delay in delivering possession of the Premises and Landlord shall in no event be liable to Tenant for any other loss or damage, direct or indirect, actual, incidental or consequential, foreseeable or unforeseeable, in contract or in tort or otherwise.

(b) The Penalty shall not accrue in the event of delays resulting from:

(i) any "Force Majeure", or other event described in Section 2.02;

(ii) changes in the Scope of Work or Specification that are required by any governmental authority or any moratoria imposed by such authority;

(iii) failure of the Tenant to perform, fulfill or meet its obligations under the Lease;

(iv) any act or omission of Tenant, its employees, officers, agents, contractors or subcontractors;

(v) any changes in the Scope of Work or Specification, requested by Tenant; (Landlord will notify Tenant upon Tenant's request for any

such changes if Landlord anticipates that such change will delay the Completion Date.

3.05 Prior to the Commencement Date, Landlord and Tenant shall jointly inspect the Premises and mutually identify and prepare a list of the "punch list" items which, for purposes hereof shall have the meaning commonly attributed to such term in construction and development industry, i.e. those minor items requiring completion, adjustment or repair which do not materially adversely affect Tenant's ability to utilize the Premises for the operation of its business for the use permitted under the Lease. Landlord agrees to proceed with all due diligence to correct such punch list items within forty-five (45) days following the Commencement Date, subject to delays of the nature described in Sections 2.02 and 3.04(b) above.

3.06 Notwithstanding any provision of Section 3.02 to the contrary, in the event the Commencement Date has not occurred by January 2, 2004, as such date may be extended for the reasons provided in Sections 2.02 and 3.04 of this Lease (hereinafter referred to as the "Construction Period"), Tenant shall have the right to terminate this Lease upon written notice given to Landlord within five (5) days following the expiration of the Construction Period, provided that the termination notice shall specify a termination date at least seven (7) days after the date of such notice, provided further that the notice of termination shall be automatically rescinded and revoked, and this Lease shall nevertheless continue in full force and effect if Landlord shall deliver the Improvements and the Premises substantially completed and ready for occupancy on or prior to the effective termination date set forth in such notice. In the event Tenant fails or elects not to exercise such right of termination, this Lease shall remain in full force and effect.

3.07 Upon request by Landlord, Tenant will execute a written instrument confirming the Commencement Date and the expiration date of the Term.

SECTION 4: THE BASE RENT

4.01 Tenant agrees to pay to Landlord, as minimum net rental for the original Term of this Lease, the total amount of Eight Million Two Hundred Fifty Six Thousand Six Hundred (USD $8,256,600.00) Dollars, in monthly installments as follows:

(a) Month 1: Minimum Net Rent of $0.00; *1

(b) Months 2-61: Minimum Net Rent of Sixty Five Thousand Six Hundred Seventy-Seven and 50/100 (65,677.50) Dollars;

(c) Months 62-121: Minimum Net Rent of Seventy One Thousand Nine Hundred Thirty-Two and no/100 ($71,932.00) Dollars

It is understood that the Minimum Net Rent set forth in this Section 4.01 is based on the Premises containing 150,120 square feet and a rental rate of $5.25 per square foot during months 2 through 61 and $5.75 per square foot during months 62 through 121. If the final site approval obtained for the Premises contains an adjustment (increase or decrease) in the area thereof, the Minimum Net Rent due herein shall be adjusted (increased or decreased) accordingly, and the parties shall forthwith execute an appropriate amendment to this Lease.

Tenant upon execution of this Lease deposits with Landlord Sixty Five Thousand Six Hundred Seventy-Seven and 50/100 ($65,677.50) Dollars as Tenant's first month's Minimum Net Rent, paid in advance.

**1 All other net charges under this Lease will be paid for by Tenant during the first (1st) month of the Lease.

4.02 Each monthly installment of Minimum Net Rental shall be paid in advance, without any set-offs, deductions or counterclaims of any nature, on the first day of each and every month (the "Rent Day") during the Term, at the office of the Landlord at the address first shown above, or at such other place as Landlord from time to time may designate in writing. In the event the Commencement Date is other than the first day of a calendar month, the rental for the partial first and last calendar months of the Term will be prorated accordingly. Acceptance of a partial rent payment shall not constitute or be construed as a waiver of Landlord's rights available under this Lease or at law or in equity, including, without limit, the right to recover possession of the Premises.

4.03 Landlord and Tenant acknowledge and agree that this is a net lease, and that it must yield, net, to Landlord during the Term, not less than the minimum net rent shown in Section 4.01. Except as otherwise expressly provided herein, all costs, expenses, and charges of every nature relating to the Premises, which may be attributable to, or become due during, the Term will be paid by Tenant, and Tenant will indemnify and hold harmless Landlord from and against such costs, expenses and charges.

SECTION 5: LATE CHARGES AND INTEREST

5.01 Tenant's failure to pay rent when due will cause Landlord to incur unanticipated costs and expenses, the exact amount of which are impractical or extremely difficult to ascertain, including, but not limited to, processing and accounting charges or late charges imposed on Landlord. Therefore, any rent or other sums, if any, payable by Tenant to Landlord under this Lease which are not paid on or before the 5th day of each month, will be subject to a late charge of four (4%) percent of the amount due. Such late charges will be due and payable as additional rent on or before the next Rent Day. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment.

5.02 Any rent, late charges or other sums payable by Tenant to Landlord under this Lease not paid within thirty (30) days after the same are due will bear interest at a per annum rate (the "Default Rate") equal to the greater of ten percent (10%) or three (3) percentage points above the rate of interest per annum from time to time published or announced by Comerica Bank as its "prime" rate, as of the date which is thirty (30) days following the date of written notification from Landlord that such rent, late charges or other sums are due, but not in excess of the maximum interest rate permitted by law. Such interest will be due and payable as additional rent on or before the next Rent Day, and will accrue from the date that such rent, late charges or other sums are payable under the provisions of this Lease until actually paid by Tenant.

5.03 Any default in the payment of rent, late charges or other sums will not be considered cured unless and until the late charges and interest due hereunder are paid by Tenant to Landlord. If Tenant defaults in paying such late charges and/or interest, Landlord will have the same remedies as on default in the payment of rent. The obligation hereunder to pay late charges and interest will exist in addition to, and not in the place of, the other default provisions of this Lease.

SECTION 6: TAXES, ASSESSMENTS AND UTILITIES

6.01 (a) Tenant agrees to pay, as additional rent for the Premises, all taxes and assessments, general and special, all water rates and all other governmental impositions which may be levied on the Premises or any part thereof, or on any building or improvements at any time situated thereon, during or pertaining to the Term and any extensions thereof. All such taxes, assessments, water rates and other impositions will be paid by Tenant before they become delinquent. The property taxes and assessments for the first and last years of the Term or any extension thereof, will be prorated between Landlord and Tenant so that Tenant will be responsible for any such tax or assessment attributable to the period during which Tenant has possession of the Premises (The so-called "due-date" method of proration will be used, it be presumed that taxes and assessments are payable in advance). In the event any assessment is or may be payable in installments, Landlord agrees to elect to pay same in installments, and Tenant's liability therefore shall be limited to those installments attributable to the Term or the period beyond the expiration of the Term during which Tenant retains possession of the Premises. For purposes hereof, taxes and assessments shall include, but shall not be limited to, the following:

(i) any tax, assessment, water rate, fee, license fee, license tax, business license fee, commercial rental tax, levy, charge, assessment, imposition, penalty or tax imposed by any lawful taxing authority against the land, buildings and improvements presently and/or at any time during the Term comprising the Premises;

(ii) any tax on the Landlord's right to receive, or the receipt of, rent or income from the Premises or against Landlord's business of leasing the Premises (excluding Landlord's income tax, franchise tax, estate or inheritance tax and single business tax obligation);

(iii) any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Premises by any governmental agency;

(iv) any tax imposed upon this transaction or based upon a re-assessment of the Premises due to a change in ownership or transfer of all or part of Landlord's interest in the Premises; and

(v) any charge or fee replacing any tax previously included within the definition of real property tax. In addition, any reasonable costs, expenses and attorneys' fees (including the cost of tax consultants) incurred by Landlord in connection with the negotiation for reduction of the assessed valuation of the land, buildings and improvements comprising the Premises, as provided in Section 6.05, and any protest or contest of taxes shall be included in such term, provided, however, such costs, expenses and fees shall in no event exceed the tax savings obtained as a result of such reduction in assessed valuation.

(b) In the event that during the Term or any extension thereof (i) the real property taxes levied or assessed against the Premises are reduced or eliminated, whether the cause is a judicial determination of unconstitutionality, a change in the nature of the taxes imposed or otherwise; and (ii) there is levied, assessed or otherwise imposed on the Landlord, in substitution for all or part of the tax thus reduced or eliminated, a tax (the "Substitute Tax") which imposes a burden upon Landlord by reason of its ownership of the Premises, then to the extent of such burden the Substitute Tax will be deemed a real estate tax for purposes of this Section 6.01.

6.02 Tenant agrees to pay all charges made against the Premises for gas, heat, electricity and all other utilities as and when due from and after the Commencement Date during the continuance of this Lease. Subject to Landlord's performance of its obligation to initially construct the utilities serving the Premises in substantial accordance with the Plans and specifications, Landlord shall not be liable to Tenant in damages or otherwise (i) if any utility shall become unavailable from any public utility company, public authority or any other person or entity (including Landlord supplying or distributing such utility), (ii) for any interruption or failure in a utility service (including, without limitation, any heating, ventilation or air conditioning) caused by the making of any necessary repairs or improvements or by any cause beyond Landlord's reasonable control, and the same shall not constitute a termination of this Lease or an eviction of Tenant.

6.03 In the event that payment of any or all of the foregoing taxes, assessments and utilities are to be made from an escrowed fund required to be established by Landlord as Mortgagor under the terms of any first mortgage on the Premises, then Landlord will so notify Tenant. Tenant will not be required to pay directly such taxes, assessments and utilities as are paid to the escrowed fund, but will instead, as additional rent, pay to Landlord on the first day of each month of the Term, an amount equal to the amount required to be paid by Landlord under the terms of such first mortgage to the escrowed fund on account of such charges. If the actual taxes, assessments and utilities, when due, exceed the total amounts from time to time paid therefore by Tenant, then Tenant will pay on demand any deficiency to Landlord. If such payments by Tenant, over the Term, exceed the amount of taxes, assessments and utilities paid therefrom, such excess will be refunded by Landlord to Tenant at the expiration of the Term, or when such excess is refunded by the mortgagee to Landlord, whichever first occurs. Any mortgagee which is the holder of any first mortgage to which this Lease is subordinate agrees that, to the extent Tenant pays any sums into any escrow for taxes, assessments or utilities, as aforesaid, such mortgagee covenants and agrees to use such funds deposited by Tenant solely for the purposes of paying such taxes, assessments and utilities, and not to apply such amounts to the indebtedness of Landlord to such mortgagee or otherwise, notwithstanding a default by Landlord under the mortgage.

6.04 Tenant shall pay, before delinquency, all taxes assessed, levied, charged or unpaid against trade fixture, furnishings, equipment or any other personal property belonging to Tenant or against any leasehold interest, right of occupancy or any investment of Tenant in the Premises. If any of Tenant's personal property or the foregoing items are taxed with the Premises, Tenant shall pay such taxes when due, and failing same shall pay Landlord the taxes for the personal property or such items within fifteen (15) days after Tenant receives a written statement from Landlord for such personal property taxes.

6.05 In the event Landlord obtains a refund of taxes and/or assessments, Landlord shall refund a portion thereof to Tenant, such portion to be based on the percentage of the original taxes or assessments paid by Tenant from which the refund was derived. Tenant may at its election conduct such protests, appeals, petitions or suits for relief ("Appeals") regarding the amount of taxes and assessments on the Premises and the assessed value of the Premises as Tenant deems appropriate and Tenant shall be entitled to retain any refund which it obtains through such Appeals. Landlord shall cooperate in any such Appeals and shall not conduct any Appeals on its own unless Tenant has declined (or is presumed to have declined as

hereafter set forth) to conduct an Appeal with respect to a particular year's assessed value, and then only at Landlord's expense. While it is contemplated that Tenant shall receive directly from the taxing authority all annual Notices of Assessed Valuation, Landlord shall, following Landlord's receipt of any Notice of Assessed Valuation for a particular year, deliver such notice to Tenant. If such Notice of Assessed Valuation is delivered to Tenant directly by the taxing authority, Tenant shall promptly deliver a copy thereof to Landlord. Tenant shall advise Landlord in writing, not later than five (5) days prior to the first scheduled meeting of the appropriate Board of Review, whether Tenant elects to pursue an Appeal. If Tenant elects to pursue such Appeal, it shall proceed to file the appropriate Notice of Protest or appear personally before the Board of Review on a timely basis. In the event Tenant elects not to pursue such Appeal, or in the event Tenant has not notified Landlord of Tenant's election in the manner herein provided, it will be presumed that Tenant has elected not to conduct an Appeal for the given year and, accordingly, Landlord shall be free to prosecute such Appeal.

SECTION 7: USE OF THE PREMISES

7.01 The Premises during the continuance of this Lease will be used and occupied solely for the purposes of light assembly of manufactured components, prototyping, design/engineering or other light industrial uses permitted by Auburn Hills, only and for no other purpose without the prior written consent of Landlord. Notwithstanding the foregoing, in no event shall the Premises be used for warehouse/distribution, plating, stamping, chemical processing or any other use which could produce noxious odors. Landlord is leasing the Premises to Tenant based on its use of light assembly of manufactured components. Landlord will not permit any future use which would be deemed a hazardous or "dirty" operation that being: (i) one which would produce any chemical residue or other substances that would be injurious, detrimental or damaging to the Premises or (ii) one which could exacerbate any existing environmental conditions on the Premises. Tenant agrees that it shall not use or permit any person to use the Premises or any part thereof for any use or purposes in violation of the laws of the United States, the laws, ordinances or other regulations of the State and municipality in which the Premises are located, or of any other lawful authorities, or the Declaration of Covenants and Restrictions, dated July ___, 2002, to be recorded with the Oakland County Register of Deeds (a copy of which is attached hereto as Exhibit "C", to which Declaration this Lease is hereby expressly made subject). During the Term or any extended term, Tenant will keep the Premises and every part thereof and all buildings at any time situated thereon in a clean condition and generally will comply with all lawful health and policy regulations. All signs and advertising displayed in and about the Premises will be such only as to advertise the business carried on upon the Premises and Landlord will control the location, character and size thereof. No signs will be displayed except as approved in writing by Landlord, and no awning will be installed or used on the exterior of the building unless approved in writing by Landlord. Dumpster or other refuse pickup shall occur during normal business hours only.

7.02 Tenant shall not cause or permit the Premises to be used in any way which constitutes a violation of any law, ordinance, or governmental regulation or order, which annoys or interferes with the rights of tenants of the development of which the Premises is part, or which constitutes nuisance or waste. Tenant shall be prohibited from the installation or use of any outdoor alarm system or alarm which would be audible outside of the Premises.

7.03 Tenant shall indemnify and defend Landlord against and hold Landlord harmless from any and all costs, claims or liability damage or expense, including reasonable attorneys' fees, in connection with loss of life, personal injury and/or damage to property or any other matter arising from: (a) any occurrence in, upon or at the Premises or Tenant's use of the Premises; (b) the conduct of Tenant's business or anything else done or permitted by Tenant to be done in or about the Premises; (c) any breach or default in the performance of Tenant's obligations under this Lease; (d) any material representation or warranty made by Tenant under this Lease or in connection with this Lease is shown to be false or incorrect in any material respect; or (e) other acts or omissions of Tenant, its employees, agents, servants, contractors or invitees. Tenant shall reimburse Landlord for any reasonable legal fees or costs incurred by Landlord in connection with any such claim. As a material part of the consideration to Landlord, Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises arising from any cause, and Tenant hereby waives all claims in respect thereof against Landlord, except for any claim arising out of Landlord's gross negligence or willful misconduct, or that of its managers, officers, agents, employees, servants and contractors.

SECTION 8: INSURANCE (LANDLORD TO OBTAIN)

8.01 Landlord, at Tenant's expense, will obtain and maintain at all times until termination of this Lease and surrender of the Premises to Landlord, a primary policy of insurance covering the Premises and providing the insurance protection to Landlord described in this Section 8. Landlord will retain in its possession the original policy and all endorsements, renewal certificates and new policies, if any, issued during the Term, but will provide Tenant upon request certificates evidencing the existence of the policy. Tenant agrees to pay the premiums for such insurance as additional rent within thirty (30) days after Landlord delivers personally or mails an invoice therefore to Tenant. Tenant acknowledges that the payment of the premiums is Tenant's responsibility, and Landlord will not be required to have paid the premiums prior to invoicing Tenant therefore.

8.02 The liability coverage under the primary policy will name Landlord and Landlord's mortgagee, only and their respective successors and assigns, as additional named insured parties, and will provide Special Form Commercial general public liability insurance coverage against claims for or arising out of bodily injury, death or property damage, occurring in, on or about the Premises. The limits of coverage will be, if dual limits are provided, initially, not less than Five Million Dollars ($5,000,000.00) with respect to injury or death of a single person, not less than Five Million Dollars ($5,000,000.00) with respect to any one occurrence and not less than One Million Dollars ($1,000,000.00) with respect to any one occurrence of property damage, or, in the alternative, a single limit policy in the amount of Five Million Dollars ($5,000,000.00), and thereafter in such reasonably appropriate increased amounts as may be determined by Landlord in its commercially reasonable discretion and which is customarily carried or required by other Landlords of property in the metropolitan Detroit area similarly situated to the Premises; provided, however, that the amount of coverage will not be increased more frequently than at one (1) year intervals.

8.03 The primary hazard policy will insure the improvements, (but not any personal property, fixtures or equipment of Tenant), for full replacement cost against loss by fire, with standard extended risk coverage, vandalism, malicious mischief, sprinkler leakage and all other risk perils. The named insureds will be Landlord and Landlord's mortgagee, only. The initial amount of this insurance will be Eight Million Dollars ($8,000,000.00), such amounts may be increased upon notice to Tenant on the recommendation or requirement of Landlord or Landlord's mortgagee, in order to reflect increases in the replacement cost of the Improvements.

8.04 The primary policy also will provide loss of rents income coverage sufficient, as reasonably determined by Landlord, to cover the net rental and all other charges, which are the obligation of Tenant under this Lease for a 12-month period from the date of any loss or casualty.

8.05 In addition to the above, and not by way of substitution therefore, Tenant shall, at its own expense, name Landlord and Landlord's mortgagee and their respective successors and assigns as additional insureds on a Special Form Commercial general public liability insurance policy, including blanket contractual coverage. Landlord agrees that such insurance shall not be deemed unacceptable on the basis that it contains an exclusion from coverage for terrorism or bioterrorism so long as such exclusion is the prevailing practice in the industry, provided, however, Landlord reserves the right to require such coverage if (i) Landlords of similarly situated properties in the Detroit metropolitan area are customarily requiring such coverage; and (ii) the cost thereof is not then considered "extraordinary" given the then-prevailing expenses of maintaining insurance coverages. The policy shall contain cross-liability endorsements, and shall have at least a single limit coverage of $3,000,000 to be issued by an insurance company having an A.M. Best Company rating of not less than "A-IX", and providing for at least thirty (30) days written notice to Landlord of any cancellation. At Landlord's option, either a certificate of insurance or the original policy will be delivered by Tenant to Landlord prior to the effective date thereof, together with receipts evidencing payment of the premiums therefore. Tenant will deliver certificates of renewal for such policies to Landlord at least thirty (30) days prior to the expiration dates thereof. Such insurance may be in the form of a blanket insurance policy covering other properties as well as the Premises; provided, however, that any such policy or policies of blanket insurance must specify therein, or Tenant must furnish Landlord with a written statement from the insurers under such policy or policies specifying, the mount of the total insurance allocated to the Premises, provided, however, that any such policy or policies of blanket insurance must, as to the Premises, otherwise comply as to endorsements and coverage with the other provisions of this Section 8.05.

8.06 Except with respect to the insurance required by Subsections 8.02 and 8.05, neither Landlord nor Tenant may take out separate insurance concurrent in form or contributing in the event of loss with that required under Section 8 unless Landlord and Tenant are included therein as the insured payable as provided in this Lease. Each party will notify the other immediately of the placing of any such separate insurance.

8.07 If Tenant fails to provide all or any of the insurance required by Subsection 8.05 or subsequently fails to maintain such insurance in accordance with the requirements thereof, Landlord may (but will not be required to) procure or renew such insurance, and any amounts paid by Landlord for such insurance will be additional rental due and payable on or before the next Rent Day, together with late charges and interest as provided in Section 5.

8.08 If Landlord's mortgagee under any first mortgage on the Premises at any time requires, pursuant to the terms of the mortgage, that payment of hazard insurance premiums be made from an escrowed fund, then Landlord will so notify Tenant. In such event, Tenant will not directly pay the insurance premiums, but instead will pay to Landlord, as additional rent, the amounts which Landlord must pay into the escrowed fund on account of such premiums. If the actual premiums, when due, exceed the total payments from time to time made by Tenant under the previous sentence, then Tenant upon demand will pay any deficiency to Landlord. If the payments made by Tenant under this Subsection over the Term exceed the amount of premiums paid from such fund, Landlord will refund the excess to Tenant at the expiration of the Term, or at the time such excess is refunded by the mortgagee to Landlord, whichever occurs first. Any mortgagee which is the holder of any first mortgage to which this Lease is subordinate agrees that, to the extent Tenant pays any sums into any escrow for insurance, as aforesaid such mortgagee covenants and agrees to use such funds deposited by Tenant solely for the purposes of paying such insurance, and not to apply such amounts to indebtedness of Landlord to such mortgagee or otherwise, notwithstanding any default by Landlord under the mortgage.

8.09 If at any time during the Term or Option Term, if applicable, Tenant is able to demonstrate to Landlord that Tenant is able to procure insurance for the Premises as is called for in Sections 8.02 and 8.03 herein, and containing equal or superior coverages as the policy then carried by Landlord, issued by an insurer licensed to do business in the State of Michigan that carries a rating from Best's Key Rating Guide equal to or superior to that carried by Landlord's insurer, then effective as of thirty (30) days prior to the anniversary renewal date of the existing coverage:

(a) If the policy premium then in effect for the existing coverage maintained by Landlord ("Landlord's Premium") exceeds 110% of the premium for the insurance proposed by Tenant ("Tenant's Proposed Premium"), Landlord may elect to either (i) continue to place and obtain insurance provided Landlord pays that portion of the Landlord's Premium equal to the difference between (A) Landlord's Premium and (B) 110% of Tenant's Proposed Premium, or (ii) permit Tenant to place such replacement coverage and provide Landlord with proof of payment thereof, in which case the coverage carried by Landlord shall not be renewed.

(b) If Tenant's Proposed Premium is less than 110% of Landlord's Premium, Landlord shall be entitled to maintain in effect the policy and coverages as is called for in Sections 8.02 and 8.03 herein.

SECTION 9: DAMAGE BY FIRE OR OTHER CASUALTY

9.01 (a) In the event the Premises are damaged or destroyed in whole or in part by fire or other insured casualty and insurance proceeds have been made available to Landlord by the holder or holders of any mortgages or deeds of trust covering the Premises, the damage shall be repaired by and at the expense of Landlord to the extent of such insurance proceeds available therefor, provided such repairs and restoration can, in Landlord's reasonable opinion, be made within two hundred seventy (270) days after the occurrence of such damage without the payment of overtime or other premiums, and until such repairs and restoration are completed the rent and additional rent due hereunder shall be abated in proportion to the part of the Premises which is rendered unusable or inaccessible by Tenant in the conduct of its business, even if the area rendered unusable or inaccessible is not itself damaged or destroyed as a result of such casualty. Landlord agrees to notify Tenant within sixty (60) days after such casualty whether or not it will be able to repair and restore the Premises within said two hundred seventy (270) day period. Such notice shall set forth the approximate length of time Landlord estimates will be required to complete such repairs and restoration. In the event Landlord fails to notify Tenant of the estimated repair time within sixty

(60) days, Tenant may, upon written notice to Landlord, terminate this Lease on a date specified by Tenant at least fourteen (14) days from the date of such notice, provided, however, such termination shall be null and void if Landlord notifies Tenant prior to the effective termination date that Landlord will restore the Premises within the two hundred seventy (270) day period.. Notwithstanding anything to the contrary contained herein, if Landlord cannot, or estimates it cannot, make such repairs and restoration within said two hundred seventy (270) day period, then Tenant may, by written notice to Landlord, cancel this Lease as of the date of the occurrence of such damage, provided such notice is given to Landlord within fifteen (15) days after Landlord notifies Tenant of the estimated time for completion of such repairs and restoration. In the event Landlord elects to restore the Premises but fails or is unable to deliver possession to Tenant within two hundred seventy (270) days from the date of such damage (as such period shall be extended due to weather conditions, acts of God, unavailability of labor or materials, or other causes not within Landlord's reasonable control) then Tenant may, within fifteen (15) days after the expiration of such two hundred seventy (270) day period, as same may be extended, terminate this Lease by written notice to Landlord specifying a termination date at least seven (7) days following the date of such notice, in which event this Lease shall terminate as of the date set forth in such notice, unless possession is delivered prior to the date set forth in Tenant's notice of termination. In the event Landlord elects to restore and repair the damage, Tenant shall pay Landlord the deductible amount (if any) under Landlord's insurance policies. If the loss or damage is not covered by insurance, including loss of business income insurance, there shall be no abatement of rent in the event the damage or destruction was caused by the negligent or willful act of Tenant. Except as otherwise expressly provided herein, in no event shall there be any abatement of rent or liability by reason of any injury to or interference with Tenant's business or property arising from the making of any such repairs, alteration or improvements in or to fixtures, appurtenances and equipment. Tenant understands that Landlord will not carry insurance of any kind on Tenant's furniture and furnishings or on any fixtures or equipment removable by Tenant under the provisions of this Lease, and that Landlord shall not be obligated to repair any damage thereto or replace the same. Landlord shall not be required to repair any injury or damage by fire or other cause, or to make any repairs or replacements of improvements installed in the Premises by Tenant.

(b) Any mortgagee to which this Lease is subordinate shall agree that any insurance proceeds recovered by Landlord or mortgagee in the event of any covered loss shall be released to Landlord for restoration, and not applied to the indebtedness of such mortgagee, provided however, that such mortgagee may require one or more commercially reasonable conditions to such release of funds to Landlord, including, without limitation, that:

(i) no default shall exist under the mortgage or under this Lease;

(ii) the restoration or repair is economically feasible (i.e. the Premises can be restored to an architectural and economic unit of substantially the same character and value as existed prior to the casualty) and Lender approves all plans therefor;

(iii) the restoration or repair will be completed in a workmanlike and lien-free manner and in a diligent fashion;

(iv) Landlord has delivered any shortfall, if any, between the cost of restoration or repair and the insurance proceeds available therefor;

(v) this Lease will remain in effect following such restoration or repair; and

(vi) such other commercially reasonable conditions as shall be customarily required by institutional lenders of similarly situated properties.

(c) If the Premises are damaged or destroyed to the extent of twenty-five percent (25%) percent or more of their value during the last eighteen (18) months of the Term, either Landlord or Tenant may elect for any reason to terminate this Lease as of the date of such damage, upon written notice given to the other within sixty (60) days following such event, in which event, Landlord shall not be obligated to repair or restore and neither party shall have any further obligation or liability to the other, except as to matters arising or occurring prior to such termination.

9.02 Tenant will have the option, exercisable by written notice to Landlord given within thirty (30) days following the restoration of the Premises, to extend the original Term of this Lease (or the extension of the Term during which the damage or destruction occurred, as the case may be) for a period equal to the period, if any, during which Tenant was deprived of the use of all or a significant portion of the Premises by reason of such damage or destruction. Tenant's option must be exercised within twenty (20) days following completion of the work of restoration or repair.

SECTION 10: REPAIRS

10.01 Except as otherwise expressly provided herein, Tenant agrees at its own expense to keep the Improvements, including all structural, electrical, mechanical and plumbing systems at all times in good appearance and repair. Tenant shall keep the Premises (including all interior walls, overhead doors and doorways, the exterior and interior portion of all doors, door checks, windows, window frames, plate glass, all plumbing and sewage facilities, including free flow up to the main sewer line, fixtures, heating and air conditioning and sprinkler system, walls, floors and ceilings, all structural and nonstructural elements, crane ways, cranes, electrical buss ducts, mechanical, electrical and plumbing systems, interior, exterior, and landscaped areas, sidewalks, driveway areas and all other systems and equipment) in good order, condition and repair during the Lease Term. The plumbing and sewage facilities serving the Premises shall not be used for any purpose other than that for which they are constructed, nor shall Tenant introduce any matter therein which results in blocking the said facilities. Tenant hereby agrees to be responsible for any expenses incurred in connection with any breakage, stoppage or damage resulting from a violation of this provision by Tenant, its agents, employees, invitees, licensee or contractors. Tenant shall promptly replace any portion of the Premises or system or equipment in the Premises which cannot be fully repaired, regardless of whether the benefit of such replacement extends beyond the Lease Term, provided, however, that Landlord agrees to perform at its expense any required repair or replacement of the roof and four outer walls and structural elements (excluding doors and doorways, windows, window frames and plate glass which are the Tenant's responsibility herein), unless replacement is required as a result of the act or omission of Tenant or the failure of Tenant to properly service and maintain same. Tenant shall also maintain a preventive maintenance contract providing for the regular inspection and maintenance of the heating and air conditioning system, by a licensed heating and air conditioning contractor, provided, however, in the event Tenant fails to do so and to provide evidence of compliance within ten (10) days after notice from Landlord, then Landlord shall have the right, upon written notice to Tenant, to undertake the responsibility for preventive maintenance of the heating and air conditioning system, at Tenant's expense. It is the intention of Landlord and Tenant that, at all times during the Lease Term, Tenant shall maintain the Premises in an attractive, first-class and fully operative condition. Except as otherwise expressly provided herein, Landlord shall not be called upon to make any repairs occasioned by the act or negligence of Tenant, its agents, employees, invitees, licensees or contractors, except to the extent that Landlord is reimbursed therefore under any policy of insurance permitting waiver of subrogation in advance of loss. Except as otherwise expressly provided herein, Landlord shall not be called upon to make any other improvements or repairs of any kind upon said Premises and appurtenances.

10.02 Notwithstanding any other provision of this Lease, from and after the date Tenant takes occupancy of the Premises any repairs, additions or alterations to the Improvements or any of its systems (e.g., plumbing, electrical, mechanical) structural or non-structural, which are required by any law, statute, ordinance, rule, regulation or governmental authority or insurance carrier, including, without limitation, OSHA, will be the obligation of Tenant. Landlord will assign to Tenant the benefit of all guarantees and warranties covering the Improvements and the systems thereof.

10.03 Notwithstanding any provision hereof to the contrary, in the event that during the last two (2) years of the initial Term, the cost to repair any item, component or thing which is Tenant's responsibility hereunder, which cost would, under generally accepted accounting principles, be considered a capital expenditure (i.e. the HVAC equipment, parking lot, main electrical switchbox and water and sewer lines), and would, in Landlord's reasonable discretion, exceed the cost to replace such item, component or thing, and provided such need for replacement was not a result of the negligent or willful act or omission of Tenant, its agents, employees, officers, contractors or subcontractors, then Landlord shall replace rather than repair such item, provided, however that Tenant shall pay to Landlord an amount equal to the product of (a) the cost of the replacement; multiplied by (b) a fraction whose numerator is the number of years remaining in the initial Term and denominator is the expected useful life of the replacement.

SECTION 11: PAYMENT FOR SERVICES RENDERED BY LANDLORD

11.01 If Landlord at any time: (i) does any work or performs any service in connection with the Premises, or (ii) supplies any materials to the Premises, and the reasonable cost of the services, work or materials is Tenant's responsibility under the provisions of this Lease, Landlord will invoice Tenant for the cost, payable within five (5) days after delivery of the invoice and supporting documentation. This Section will apply to any such work, services or materials, whether furnished at Tenant's request or on its behalf and whether furnished or caused to be furnished by Landlord or its agents, employees or contractors. All amounts payable under this Section will be additional rental, and failure by Tenant to pay them when due will be a default under this Lease and further will result in the assessment of late charges and Default Interest.

SECTION 12: ALTERATIONS

12.01 The parties agree that except with respect to alterations, additions or improvements which cost less than $10,000 and do not involve any material modification or reconfiguration of the Improvements, in which event Landlord's consent shall not be required, Tenant will not make any alterations, additions, or improvements to the Premises without the written consent of Landlord, which shall not be unreasonably withheld. Tenant acknowledges that Landlord may be required to seek and obtain Lender's consent to certain alterations, additions and improvements, and that such consent shall be one of the factors considered in whether or not Landlord's consent will be given. At the time Tenant requests Landlord's approval for any alteration, addition or improvement, Landlord shall advise Tenant whether same must be removed or may remain on the Premises upon the expiration or earlier termination of the Lease. All alterations, additions or improvements made by Landlord or made by Tenant and required by Landlord to remain on the Premises will be the property of Landlord and will remain on and be surrendered with the Premises at the termination of this Lease. Alterations, additions or improvements made by Tenant and required by Landlord to be removed, must be removed and the Premises restored by Tenant. Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount satisfactory to Landlord if the cost of the alteration, addition or improvement exceeds $100,000. Tenant shall promptly remove any alterations, additions, or improvements constructed in violation of this Paragraph 6.05(a) upon Landlord's written request. Tenant shall be responsible, at its expense, to obtain all required permits, inspections and approvals for the prosecution of its work. All alterations, additions, and improvements will be accomplished in a good and workmanlike manner, in conformity with all applicable laws and regulations, and by a contractor reasonably approved by Landlord. Upon completion of any such work, Tenant shall provide Landlord with "as built" plans, copies of all construction contracts, and proof of payment for all labor and materials. Tenant shall pay when due all claims for labor and material furnished to the Premises. Whether or not Landlord's prior consent is required, Tenant shall give Landlord at least ten (10) days' prior written notice of the commencement of any work on the Property.

12.02 Before commencing any work, Tenant shall require any contractor of Tenant performing work on the Premises to take out and keep in force, at no expense to Landlord, (a) commercial general liability insurance naming Tenant, Landlord and Landlord's mortgagee as additional insureds, including contractor's liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor's protective liability coverage, to afford protection to the limit, for each occurrence of not less than Three Million Dollars ($3,000,000.00) with respect to personal injury or death and One Million Dollars ($1,000,000.00) with respect to property damage naming Landlord as additional named insured and loss payee; and (b) worker's compensation or similar insurance in form and amounts required by law; (c) comprehensive automobile liability insurance in such amounts as required by Landlord; and (iv) insurance against such other perils or legal risks as Landlord may require from time to time.

SECTION 13: LIENS

13.01 After the Commencement Date, Tenant will keep the Premises free of liens of any sort and will hold Landlord harmless from any liens, which may be placed on the Premises except those attributable to the acts of Landlord. Tenant agrees to bond against or discharge any mechanic's or material men's lien within thirty (30) days after written request therefore by Landlord. Tenant shall reimburse Landlord for any and all costs and expenses which may be incurred by Landlord by reason of the filing of such liens and/or the removal of same (including reasonable attorney fees), such reimbursement to be made within thirty (30) days after receipt

by Tenant from Landlord of an itemized statement setting forth the amount of such costs and expenses. The failure of Tenant to pay any such amount to Landlord within said thirty (30) day period shall carry with it the same consequences as failure to pay any installment of rent.

SECTION 14: EMINENT DOMAIN

14.01 If seventy-five percent (75%) or more of the building's net rentable area is condemned or taken in any manner (including without limitation any conveyance in lieu thereof) for any public or quasi-public use, the Term of this Lease shall cease and terminate as of the date title is vested in the condemning authority. If fifteen percent (15%) or less of the building's net rentable area is so condemned or taken, the Landlord may terminate this Lease if it determines, in the reasonable exercise of its business judgment, that continued operation of the Premises under this Lease would be uneconomic. If more than fifteen percent (15%) but less than seventy-five percent (75%) of the building's net rentable area is so condemned or taken, with the result that Tenant's business is significantly and adversely affected thereby, or if such a portion of the parking area is so condemned or taken that the number of parking spaces remaining are less than the number required by applicable zoning or other code for the building, then either Landlord or Tenant may terminate this Lease as of the date title is vested in the condemning authority by written notice to the other.

14.02 If this Lease is not terminated following such a condemnation or taking, Landlord, as soon as reasonably practicable after such condemnation or taking and the determination and payment of Landlord's award on account thereof, shall expend as much as may be necessary of the net amount which is awarded to Landlord in restoring, to the extent originally constructed by Landlord (consistent, however, with zoning laws and building codes then in existence), so much of the building as was originally constructed by Landlord to an architectural units as nearly like its condition prior to such taking as shall be practicable. Should the net amount so awarded to Landlord be insufficient to cover the cost of restoring the building, in the reasonable estimate of Landlord, (a) Landlord may, but shall have no obligation to, supply the amount of such insufficiency (failing which Tenant may contribute the amount of the insufficiency on a non-reimbursable basis) in which event, Landlord shall restore the building to such an architectural unit, with all reasonable diligence, or (b) if neither Landlord nor Tenant desire to supply the insufficiency, then Landlord may terminate this Lease by giving notice to Tenant not later than a reasonable time after Landlord has determined the estimated net amount which may be awarded to Landlord and the estimated cost of such restoration.

14.03 If this Lease is not terminated pursuant to Section 14.01, the minimum net rental payable by Tenant shall be reduced in proportion to the reduction in net rentable area of the building by reason of the condemnation or taking. If this Lease is terminated pursuant to Section 14.01, the minimum net rental and other charges, which are the obligation of Tenant hereunder, shall be apportioned and prorated accordingly as of the date of termination.

14.04 The whole of any award or compensation for any portion of the Premises taken, condemned or conveyed in lieu of taking or condemnation shall be solely the property of and payable to Landlord. Nothing herein contained shall be deemed to preclude Tenant from seeking, at its own cost and expense, an award from the condemning authority for loss of its business, the value of any trade fixtures or other personal property of Tenant in the Premises or moving expense, provided that the award for such claim or claims shall not be in diminution of the award made the Landlord.

SECTION 15: ASSIGNMENT OR SUBLETTING

15.01 (a) Tenant agrees not to assign or in any manner transfer this Lease or any interest in this Lease without the previous written consent of Landlord, and not to sublet the Premises or any part of the Premises or allow anyone to use or occupy the Premises under a license, concession or any other arrangement permitting another person or entity a right to utilize or occupy all or any portion of the Premises without like consent, which consent will not be withheld unreasonably. In no event may Tenant assign or otherwise transfer this Lease or any interest in this Lease at any time while in Default hereunder or while any event or circumstance has occurred or is occurring which, with the passage of time or the giving of notice, or both, would be3come a Default hereunder. One such consent will not be deemed a consent to any subsequent assignment, subletting, occupation, or use by any other person.

Any attempted assignment, mortgage, encumbrance, subletting or transfer without Landlord's consent shall be void and shall constitute a non-curable breach of this Lease.

(b) For purposes of this Lease, an assignment shall be deemed to have occurred, requiring Landlord's consent if, in a single transaction or a related or unrelated series of transactions (regardless of whether Tenant is a corporation, limited liability company partnership or other entity):

(i) fifty (50%) percent or more of the ownership interests in Tenant (whether shares of stock, partnership interests, membership interests or other equity, and whether one or more classes thereof) are transferred, diluted, reduced, or otherwise affected such that the owners or holders on the date of this Lease of such ownership interests in each class of equity of Tenant together cease to own fifty (50%) percent or more of such equity.

(ii) Tenant merges or consolidates with another entity;

(iii) Another entity acquires all or substantially all of Tenant's assets;

(iv) Tenant seeks to assign or transfer this Lease to an entity under common control with Tenant.

(c)

(i) In the event of any assignment or sublease of all or any portion of the Premises where the rental or other consideration reserved in the sublease or by the assignment from the subtenant or assignee or any affiliates of the subtenant of assignee, exceeds the rental or prorata portion of the rental, as the case may be, for such space reserved in this Lease, Tenant agrees to pay Landlord as additional rent, as and when received by Tenant, (one-third (1/3) of the "Assignment Profit" or "Sublease Profit" as hereinafter defined, as the case may be, applicable to the sublease/assigned space. For purposes hereof the rent received from any sublessee or assignee shall include any rent or consideration paid to Tenant, directly or indirectly, or any other amount received by Tenant, from subtenant or assignee, or other person or entity related to or affiliated with such subtenant or assignee.

(ii) The term "<u>Assignment Profit</u>" as used herein shall mean an amount equal to the excess of (A) all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment; over (B) the Transaction Costs. The term "<u>Sublease Profit</u>" as used herein shall mean an amount equal to the excess of (C) any rents, additional charges or other consideration payable under the sublease to Tenant by the subtenant which is in excess of the Maximum Net Rent and additional rent accruing during the term of the sublease in respect of the subleased space (at the rate per rentable square foot payable by Tenant hereunder) pursuant to the terms hereof; over (D) the Transaction Costs. The term "<u>Transaction Costs</u>" shall mean, with respect to any assignment or subletting, the following costs incurred by Tenant: the cost of work performed to prepare the Premises for the assignee or subtenant (including architectural and engineering fees), the sum of customary brokerage commissions incurred in connection with the assignment or sublease, advertising expenses and reasonable attorneys' fees incurred in connection with the preparation and negotiation of the assignment or sublease (including attorneys' fees incurred in connection with obtaining Landlord's consent to the assignment or sublease).

(iii) Notwithstanding the foregoing, Landlord shall be entitled to retain the entire Assignment Profit, and none shall be earned by or due and payable to Tenant in the event Tenant is released by

Landlord from and of its obligations under this Lease in connection with the assignment of the Lease.

(d) Notwithstanding the provisions of this Section 15 to the contrary, the following shall not be deemed an assignment or sublease, requiring Landlord's consent (and the provisions of Section 15.03 shall not apply thereto):

(i) the assignment of this Lease or the subletting or grant of any permission to use or license, concession or other right of occupancy of all or any portion of the Premises to the following entities:

(A) any entity resulting from a merger or consolidation with Tenant, provided the resulting entity shall have a net worth as of the date of the transaction of at least $10 million or shall provide a guaranty of lease reasonably satisfactory to Landlord from another entity having such net worth;

(B) any entity acquiring all or substantially all of the assets of Tenant, provided the acquiring entity shall have a net worth as of the date of the transaction of at least $10 million or shall provide a guaranty of lease reasonably satisfactory to Landlord from another entity having such net worth;

(C) any entity to which the majority of the capital stock or other ownership interest of Tenant is transferred, provided, however, the entity to which such stock or ownership interest is transferred shall provide a guaranty of lease reasonably satisfactory to Landlord and shall have a net worth as of the date of the transaction of at least $10 million; or

(D) any entity which (x) is wholly owned or controlled by Tenant; or (y) is under common ownership or control with Tenant, provided, however, in the case of an entity described in this subparagraph (y), such entity shall have a net worth of at least $10 million or shall provide a guaranty of lease reasonably satisfactory to Landlord from another entity having such net worth as of the date of the transaction;

(ii) the following transactions even where effective control of Tenant may shift as a result thereof:

(A) the merger or consolidation of Tenant with another entity, provided the resulting entity shall have a net worth as of the date of the transaction of at least $10 million or shall provide a guaranty of lease reasonably satisfactory to Landlord from another entity having such net worth;

(B[the sale or transfer of all or substantially all of the assets of Tenant, provided the acquiring entity shall have a net worth as of the date of the transaction of at least $10 million or shall provide a guaranty of lease reasonably satisfactory to Landlord from another entity having such net worth; or

(C) the transfer of any capital stock or ownership interest in Tenant, provided, however, the entity to which such stock or ownership interest is transferred shall provide a guaranty of lease reasonably satisfactory to Landlord and shall have a net worth

as of the date of the transaction of at least $10 million;

(iii) the following transactions even where effective control of Tenant may shift as a result thereof: (A) the initial public offering or subsequent public offering or any trading of Tenant's or any Sublessee's securities on any securities exchange, NASDAQ or other securities system on which it is listed, (B) gifts, bequeaths, inheritance or other devices between and among Tenant's shareholders (or partners or members, as the case may be) and their families, or (C) private placements or other financings involving Tenant.

(e) Tenant acknowledges that Landlord selected Tenant in part on the basis of Tenant's proposed use and occupation of the Premises, and agrees that Landlord may withhold consent to any proposed sublease or assignment for which Landlord's consent is required if the subtenant's or assignee's business or proposed use of the Premises would be in violation of Section 7.01 herein.

15.02 The acceptance of rent from an assignee, subtenant or occupant will not constitute a release of Tenant from the further performance of the obligations of Tenant contained in this Lease. No transfer described in this Section 15, whether with or without Landlord's consent, shall release Tenant or change Tenant's primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Landlord's acceptance of rent from any other person is not a waiver of any provision of this Section 15. Consent to one transfer is not a consent to any subsequent transfer. If Tenant's transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant's transferee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant's liability under this Lease.

15.03 Tenant's request for consent to transfer ("Tenant's Transfer Request") described in Section 15.01 above shall be accompanied by a written statement setting forth the details of the proposed transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transfer (e.g., the term of and rent and security deposit payable under any assignment or sublease), and any other information Landlord reasonably deems relevant. If the transfer requires Landlord's consent, Landlord shall have the right (a) to withhold consent, in its reasonable discretion; (b) to grant consent; or (c) if the transfer is a sublease of all or substantially all of the Property for all or substantially all of the remainder of the Term or an assignment of this Lease, to terminate this Lease as of the effective date of such sublease or assignment, in which case Landlord may elect to enter into a direct lease with the proposed assignee or subtenant. Consent by Landlord to one or more assignments of this Lease or to one or more subletting of the Property shall not operate to exhaust Landlord's rights under this Article. Upon receipt of any Tenant's Transfer Request, Landlord shall endeavor in good faith to respond thereto within thirty (30) days, provided, however, that Tenant acknowledges that additional time may be required to the extent further information or documentation is required or if a reply from Landlord's mortgage lender has not been received.

15.04 No merger shall result from Tenant's sublease of the Premises under this Section 15, Tenant's surrender of this lease, or the termination of this Lease in any other manner. In any such event, Landlord may terminate any or all sub tenancies or succeed to the interest of Tenant as sub landlord thereunder.

15.05 No provision of this Lease shall in any manner be construed to restrict or prevent Landlord from assigning or transferring its interest in this Lease.

SECTION 16: INSPECTION OF THE PREMISES

16.01 Tenant agrees to permit Landlord and the authorized representatives of Landlord to enter the Premises at all reasonable times during business hours for the purpose of inspection with a representative of Tenant (except in an emergency) of the same. If the Landlord deems any repairs necessary that are Tenant's responsibility hereunder, Landlord may demand that the Tenant make the same and if the Tenant refuses or neglects forthwith to commence such repairs and complete the same with reasonable dispatch, the Landlord may make or cause to be made such repairs and shall not be responsible to the Tenant for any loss or damage that may accrue to its stock or business by reason thereof, and if the Landlord

makes or causes to be made such repairs the Tenant agrees that he will forthwith on demand pay to the Landlord the cost thereof with Default Interest.

SECTION 17: FIXTURES AND EQUIPMENT

17.01 All fixtures and equipment paid for by Landlord will be and remain the property of Landlord.

17.02 All furnishings, equipment and fixtures of Tenant, including those described in Section 12.01, which are paid for and placed on the Premises by Tenant from time to time (other than those which are replacements for fixtures originally paid for by Landlord) will, except as otherwise provided in Section 12.01, remain the property of Tenant and shall be removed by Tenant upon expiration of the Term unless Landlord otherwise agrees that same may remain upon the Premises. All damage or injury to the Premises incurred in connection with such removal shall be repaired to Landlord's satisfaction at the sole cost and expense of Tenant.

SECTION 18: LANDLORD WAIVER

18.01 Notwithstanding anything in this Lease to the contrary, within ten (10) days after request by Tenant, or Tenant's lender, Landlord agrees to deliver a waiver and license agreement among Landlord, Tenant and Tenant's lender providing, among other things, the following: (a) an acknowledgment that Tenant has granted such lender a security interest in Tenant's inventory, trade fixtures, equipment and machinery, and other tangible and intangible property of Tenant, (b) that Landlord waives any statutory or other lien that it may now or hereafter have in such property, (c) that until such time as Landlord has terminated this Lease and/or Tenant's right to possession, Landlord will allow such lender access to the Premises so that it can remove such property, provided same can be done in a peaceful, orderly and professional manner scheduled and as supervised by Landlord, at the sole expense of Tenant's lender, and without damage to the Premises or interference with or disruption to other tenants of the development.

SECTION 19: NOTICE OR DEMANDS

19.01 Any notice or consent required to be given pursuant to this Lease or otherwise desired to be delivered by one party to the other, shall be effective only if in writing which is either (a) personally delivered to such party at its address set forth below (or to such other place as the party to receive such notice shall have specified by notice in advance thereof); (b) sent by certified mail with postage prepaid, return receipt requested to such party at such address; or (c) by next day delivery via FedEx or other similar nationally recognized air courier. Notice shall be deemed given upon personal delivery or three (3) business days following mailing or one (1) business day following deposit with an air courier. Notices shall be deemed properly addressed if given at the following addresses:

(a) If to Tenant:

<u>Unique Fabricating Incorporated</u>
<u>131 Rowayton Ave.</u>
<u>Rowayton, CT 06853</u>

Unique Fabricating, Inc.
[To be inserted when available]
Auburn Hills, MI 48236
Attn: General Manager
With a Copy To:

Jenkens & Gilchrist Parker Chapin, LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
Attention: Edward Mandell, Esq.

(b) If to Landlord:

Joslyn-Collier I LLC
C/o General Development Company, L.L.C.
28777 Northwestern Hwy., Suite 150
Southfield, MI 48034
Attention: Bruce Brickman

With a Copy To:

William D. Serwer, Esq.
Ehrlich, Foley & Serwer, P.C.
280 West Big Beaver, Suite 310
Birmingham, MI 48009

Bradley J. Schram, Esq.
Hertz, Schram & Saretsky, P.C.
1760 S. Telegraph Road, Suite 300
Bloomfield Hills, MI 48302

SECTION 20: BREACH; INSOLVENCY; RE-ENTRY

20.01 The following shall constitute a Default hereunder, entitling Landlord to exercise its remedies hereunder or at law or in equity:

(a) Failure to pay any rent or additional rent when due hereunder;

(b) Default in the due and punctual performance of any of the terms, covenants, agreements, conditions or obligations contained in this Lease, which default(s)(are not cured within thirty (30) days following written notice thereof from Landlord, provided, however, if such default is of a nature which is not reasonably susceptible of a cure within thirty (30) days, then Tenant shall not be in default provided and so long as it shall have commenced a cure within such thirty (30) day period and at all times thereafter, shall continue to diligently pursue a cure in Landlord's reasonable opinion, provided, further, however, such default shall in all events be cured within ninety (90) days from the date of such notice;

(c) Failure to pay, when due, any tax, water rate, assessment lien, encumbrance or other charge;

(d) Default in assigning and delivering or keeping in force the policies of insurance herein described or referred to or in reimbursing Landlord for premiums paid on such insurance, as herein provided;

(e) The actual or threatened waste, removal or demolition of, or material alteration to, any part of the Premises, except as otherwise provided herein;

(f) Failure of Tenant to remove any Federal tax lien on the Premises, or to bond off or otherwise adequately secure the Premises against said lien, within thirty (30) days of such lien arising; or

(g) If, by order of a court of competent jurisdiction, a receiver, liquidator or trustee of Tenant or of any of its property, shall be appointed and shall not have been discharged within sixty (60) days;

(h) If, by decree of such court, Tenant shall be adjudicated bankrupt or insolvent, or any of its property shall have been sequestered, and such decree shall have continued undischarged and unstayed for sixty (60) days after the entry thereof;

(i) If a petition to reorganize Tenant pursuant to any bankruptcy or other similar statute applicable to Tenant, as now or hereafter in effect, shall be filed, and shall not be dismissed within sixty (60) days after such filing;

(j) If Tenant shall file a petition in voluntary bankruptcy or for an arrangement or reorganization under any provision of any bankruptcy or other similar statute or shall consent to the filing of any such petition;

(k) If Tenant shall make an assignment for the benefit of its creditors or shall admit in writing its inability to pay its debts generally as they become due;

(l) If Tenant shall apply for or consent to the appointment of a receiver, liquidator or trustee of Tenant or of all or any part of its property, or if title to, or possession of, the Premises or the Lease shall pass to any receiver, trustee or assignee for the benefit of creditors of Tenant;

(m) If Tenant shall institute any proceedings for dissolution or liquidation;

(n) Upon the filing of formal charges under any federal, state or local statute, law or ordinance for which forfeiture of the Premises is a potential penalty;

(o) If Tenant shall assign, sublease or encumber this Lease or the Premises in violation of this Lease.

(p) If Tenant is merged or consolidated with any other entity, or if there is any transfer of interest in Tenant, except as otherwise permitted in Section 15.

20.02 In the event of any Default by Tenant, Landlord may do one or more of the following:

(a) Terminate this Lease and Tenant's right to possession of the Premises by any lawful means, as if the expiration of the term fixed in any notice to Tenant were the end of the Lease Term originally demised, and Tenant shall immediately surrender possession of the Property to Landlord. In such event, Landlord shall be entitled to recover from Tenant, as damages for loss of bargain and not as a penalty, all amounts incurred by Landlord by reason of Tenant's default, including (i) the worth at the time of the award of the unpaid minimum net base rent, additional rent and other charges which had been earned at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid minimum net base rent, additional rent and other charges which would have been earned after termination until the time of the award exceeds the amount of such rental loss that could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid minimum net base rent, additional rent and other charges which would have been paid for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses incurred by Landlord in maintaining or preserving the Premises after such default, the cost of recovering possession of the Premises, expenses of reletting, including attorneys' fees and expenses incurred in connection therewith, and any real estate commission paid or payable, but excluding, however, any damages which are consequential or indirect in nature. As used in subparts (i) and (ii) above, the "worth at the time of the award" is computed by allowing interest on unpaid amounts at the Default Rate or such lesser amount as may then be the maximum lawful rate. As used in subpart (iii) above, the "worth at the time of the award" is computed by discounting such amount at the discount rate of five (5%)percent.

(b) Re-enter and take possession of the Premises or any part thereof, and repossess same as Landlord's former estate and expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, using such force for such purposes as may be reasonably necessary, without being liable for prosecution thereof, without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of rent or preceding breach of covenants or conditions. Should Landlord elect to re-enter as provided in this subparagraph or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may, from time to time, without terminating this Lease, relet the Premises or any portion thereof in Landlord's name, but for the account of Tenant, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord, in its commercially reasonable discretion,

may determine, and Landlord may collect and receive the rents therefor. Landlord shall in no way be responsible or liable for any failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention is given to Tenant. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such re-entry and/or reletting to exercise its right to terminate this Lease by giving Tenant such written notice, in which event this Lease will terminate as specified in said notice. In the event that Landlord does not elect to terminate this Lease as permitted in (a) hereof, but on the contrary, elects to take possession as provided in (b), Tenant shall pay to Landlord: (i) the rent and other sums as herein provided, which would be payable hereunder if such repossession had not occurred, less (ii) the net proceeds, if any, of any reletting of the Property after deducting all Landlord's reasonable expenses in connection with such reletting, including, but without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys' fees, expenses of employees, alteration and repair costs and expenses of preparation for such reletting. If, in connection with any reletting, the new lease term extends beyond the existing term, or the premises covered thereby include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection therewith as provided aforesaid will be made in determining the net proceeds from such reletting.

(c) Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State of Michigan.

(d) Landlord will not be liable for damages to person or property by reason of any legitimate re-entry or forfeiture, and Landlord will be aided and assisted by Tenant, its agents, representatives and employees. Tenant, by the execution of this Lease, waives notice of re-entry by Landlord. In the event of re-entry by Landlord without declaration of forfeiture, the liability of Tenant for the rent provided herein will not be relinquished or extinguished for the balance of the Term, and any rentals prepaid may be retained by Landlord and applied against the cost of re-entry, or as liquidated damages, or both. Tenant will pay, in addition to the rentals and other sums agreed to be paid hereunder, reasonable attorneys' fees, costs and expenses in any suit or action instituted by or involving Landlord to enforce the provisions of, or the collection of the rentals due Landlord under this Lease, including any proceeding under the Federal Bankruptcy Code.

(e) If Tenant is the subject of any act or occurrence described in Section 20.01 (g)(m), inclusive, then Tenant shall be in default under this Lease and, to the extent from time to time permitted by applicable law, including but not limited to the Federal Bankruptcy Code, Landlord shall be entitled to exercise all remedies set forth in the preceding paragraphs of this Section 20.02. In a reorganization under Chapter 11 of the Federal Bankruptcy Code, the debtor or trustee must assume this Lease or assign it within sixty (60) days from the filing of the proceeding, or he shall be deemed to have rejected and terminated this Lease. Tenant acknowledges that its selection to be the tenant hereunder was premised in material part on Landlord's determination of Tenant's creditworthiness and ability to perform the economic terms of this Lease, and Landlord's further determination that Tenant and the character of its occupancy and use of the Premises would be compatible with the nature of the Premises and other adjacent properties of Landlord. Therefore, if Tenant, as debtor, or its trustee elects to assume or assign this Lease, in addition to complying will all other requirements for assumption or assignment under the Federal Bankruptcy Code, then Tenant, as debtor, or its trustee or assignee, as the case may be, must also provide adequate assurance of future performance, including but not limited to a deposit, the amount of which shall be reasonably determined based on the duration of time remaining in the Term, the physical condition of the Premises at the time the proceeding was filed, and such damages as may be reasonably anticipated after reinstatement of the Lease, taking into account rental market conditions at the time of the reinstatement. In the event of an assignment, the Landlord must be reasonably assured that the financial condition of the assignee is sound, and that its use of the Premises will be compatible with the nature of the Premises and other adjacent properties of Landlord.

In the event of declaration of forfeiture at or after the time of re-entry, Landlord may re-lease the Premises or any portion(s) of the Premises for a term or terms and at a rent which may be less than or exceed the balance of the Term of and the rent reserved under this Lease. In such event Tenant will pay to Landlord as liquidated damages for Tenant's default any deficiency between the total rent reserved and the net amount, if any, of the rents and other charges collected on account of the lease or leases of the Premises which otherwise would have constituted the balance of the term of this Lease. In computing such liquidated damages, there will be added to the deficiency any expenses which Landlord may incur in

connection with re-leasing, such as legal expenses, attorneys' fees, brokerage fees and expenses, advertising and for keeping the Premises in good order or for preparing the Premises for re-leasing. Any such liquidated damages will be paid in monthly installments by Tenant on the Rent Day and any suit brought to collect the deficiency for any month will not prejudice Landlord's right to collect the deficiency for any subsequent month by a similar proceeding. In lieu of the foregoing computation of liquidated damages, Landlord may elect, at its sole option, to receive liquidated damages in one payment equal to any deficiency between the total rent and other charges reserved hereunder and the fair and reasonable rental of the Premises, both discounted at five percent (5%) per annum to present value at the time of declaration of forfeiture.

Whether or not forfeiture has been declared, Landlord will not be obliged or be responsible in any way for failure to re-lease the Premises or, in the event that the Premises are re-leased, for failure to collect the rent under such re-leasing. The failure of Landlord to re-lease all or any part of the Premises will not release or affect Tenant's liability for rent or damages.

20.02 Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, including, but not limited to, suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of any one or more of the rights ore remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord of any and all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise. All costs incurred by Landlord in connection with collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provision of this Lease, including reasonable attorneys' fees from the date any such matter is turned over to any attorney, shall also be recoverable by Landlord from Tenant.

SECTION 21: SURRENDER OF PREMISES ON TERMINATION

21.01 At the expiration (or earlier termination) of the Term, Tenant will surrender the Premises broom clean and in as good condition and repair as they were at the time Tenant took possession, reasonable wear and tear and damage by casualty excepted, and promptly upon surrender will deliver all keys and building security cards for the Premises to Landlord at the place then fixed for payment of rent. All costs and expenses incurred by Landlord in connection with repairing or restoring the Premises to the condition called for herein, together with liquidated damages in an amount equal to the amount of minimum net rental plus all other charges which would have been payable by Tenant under this Lease if term of this Lease had been extended for the period of time reasonably required for Landlord to repair or restore the Premises to the condition called for herein, shall be invoiced to Tenant and shall be payable as additional rent within five (5) business days after receipt of invoice.

SECTION 22: PERFORMANCE BY LANDLORD OF THE COVENANTS OF TENANT

22.01 If Tenant fails to pay any sum of money, other than rental, required to be paid hereunder or fails to perform any act on its part to be performed hereunder, including without limitation the performance of all covenants pertaining to the condition and repair of the Premises pursuant to Section 10, above, and such failure shall continue for a period of thirty (30) days (or a reasonable period of less than thirty (30) days when life, person or property is in jeopardy) after notice thereof by Landlord, Landlord may (but shall not be required to), and without waiving or releasing Tenant from any of Tenant's obligations, make any such payment or perform any such other act. All sums so paid by Landlord and all necessary reasonable incidental costs, including without limitation the cost of repair, maintenance or restoration of the Premises if so performed by Landlord hereunder, shall be deemed additional rental and, together with interest thereon at the rate set forth in Section 5.02, from the date of payment by Landlord until the date of repayment by Tenant to Landlord, shall be payable to Landlord with thirty (30) days after receipt of invoice by Tenant. On default in such payment, Landlord shall have the same remedies as on default in payment of rent. The rights and remedies granted to Landlord under this Section 22 shall be in addition to, and not in lieu of all other remedies, if any, available to Landlord under this Lease or otherwise, and nothing herein contained shall be construed to limit such other remedies of Landlord with respect to any matters covered herein.

SECTION 23: SUBORDINATION; ESTOPPEL CERTIFICATES

23.01 Subordination. Tenant agrees that Landlord may choose to make this lease subordinate or paramount to any construction loans, mortgages, trust deeds and ground or underlying leases now or hereafter affecting the Premises and to any and all advances to be made thereunder, and to the interest and charges thereon, and all renewals, replacements, and extensions thereon, provided the mortgagee, lessor or trustee named in any such mortgages, trust deeds or leases agrees to recognize the lease of Tenant in the event of foreclosure if Tenant is not in Default pursuant to a Subordination, Non-Disturbance and Attornment Agreement reasonably acceptable to Tenant (the "SNDA"). Tenant will execute promptly the SNDA, provided same contains commercially reasonable provisions customarily contained in similar documents customarily required by institutional lenders of property similarly situated to the Premises. Except as otherwise expressly provided in the SNDA, (i) in the event that the holder of the first mortgage or deed of trust succeeds to the interest of the Landlord under this Lease, such successor mortgagee or assignee shall not be liable for, nor subject to, any set-off, abatement or deduction of rent by reason of any default by Landlord or any prior landlord or be obligated for the return of Tenant's security deposited hereunder, if any, unless received in cash by such mortgagee or assignee; (ii) Tenant shall take no steps to terminate this Lease without first giving prior written notice of the identity of such party, and shall provide such superior party the right and opportunity to cure within thirty (30) days (without such party being obligated to cure), any default on the part of the Landlord hereunder.

23.02 Attornment. If Landlord's interest in the Premises is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, or by deed in lieu thereof, Tenant shall attorn to the transferee of or successor to Landlord's interest in the Property and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law, which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Property upon the transfer of Landlord's interest.

23.03 Estoppel. Either Landlord or Tenant, within ten (10) days after request (at anytime or times) by the other, will execute and deliver to the other, an estoppel certificate identifying the Commencement Date and expiration date of the Term and stating that this Lease is unmodified and in full force and effect, or is in full force and effect as modified, stating the modifications, and stating that such party does not claim that the other is in default in any way, or listing any such claimed defaults. The certificate also will confirm the amount of monthly minimum net rent and additional rent as of the date of the certificate, the date to which the rent has been paid in advance, and the amount of any security deposit or prepaid rent.

23.04 Tenant's Financial Condition. If required by Landlord or Landlord's mortgagee in connection with obtaining any consent or the approval of Landlord or such mortgagee of any matter requested by Landlord or Tenant arising under this Lease, or in connection with the release of any insurance or condemnation proceeds to Landlord for restoration or repair, within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as are reasonably required by Landlord to verify the net worth of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord any financial statements required by such lender to facilitate the sale or financing or refinancing of the Property. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth herein.

23.05 Modifications. If, in connection with the procurement, continuation or renewal of any financing for which the Premises represents collateral in whole or in part, an institutional lender shall request reasonable modifications of this Lease as a condition of such financing, Tenant will not unreasonably withhold its consent thereto provided that such modifications do not increase the obligations of Tenant hereunder or adversely affect any rights of Tenant or decrease the obligations of Landlord. Landlord shall reimburse Tenant for its reasonable costs and attorneys fees incurred in connection with such modifications.

23.06 SNDA. Landlord agrees, following the execution of this Lease by all parties, to obtain a subordination, non-disturbance and attornment agreement from the holder of the existing first mortgage on the Premises.

SECTION 24: QUIET ENJOYMENT

24.01 Landlord agrees that, subject to the rights of the holder of any mortgage, trust deed or ground or underlying lease to which this Lease is subordinate, at all times when Tenant is not in Default under the provisions and during the Term of this Lease, Tenant's quiet and peaceable enjoyment of the Premises will not be disturbed or interfered with by Landlord or any person claiming by, through, or under Landlord.

SECTION 25: HOLDING OVER

25.01 If Tenant remains in possession of the Premises after the expiration of this Lease without executing a new lease, it will be deemed to be occupying the Premises as a tenant from month to month, subject to all the provisions of this Lease to the extent that they can be applicable to a month-to-month tenancy, except that the minimum net rental for each month will be one hundred fifty percent (150%) of the regular monthly installments of minimum net rental set forth in Section 4.01, above.

SECTION 26: REMEDIES NOT EXCLUSIVE; WAIVER

26.01 Each and every of the rights, remedies and benefits provided by this Lease are cumulative, and are not exclusive of any other of said rights, remedies and benefits allowed by law.

26.02 One or more waivers of any covenant or condition by Landlord will not be construed as a waiver of a further or subsequent breach of the same covenant or condition, and the consent or approval by Landlord to or of any act by Tenant requiring Landlord's consent or approval will not be deemed to waive or render unnecessary Landlord's consent or approval to or of any subsequent similar act by Tenant. All waivers must be in writing and signed by the waiving party. Landlord's failure to enforce any provision of this Lease or its acceptance of rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy in this Lease provided.

SECTION 27: WAIVER OF SUBROGATION

27.01 Landlord and Tenant for themselves and their successors and assigns hereby mutually release and discharge each other from all claims and liabilities arising from or caused by any hazard covered by insurance on the Premises, or covered by insurance in connection with property on, or activities conducted on, the Premises, regardless of the cause of the damage or loss. Neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or tangible property or resulting loss of income, or losses under worker's compensation laws and benefits, even though such loss or damage may have been occasioned by the negligence of such party, its agents or employees, if any such loss or damage is covered by insurance benefiting the party suffering such loss or damage or was required to be covered by insurance pursuant to this Lease.

SECTION 28: RIGHT TO SHOW PREMISES

28.01 For a period commencing two hundred seventy (270) days prior to the expiration of the Term of this Lease or any extension thereof, Landlord may show the Premises and may display about the Premises signs advertising the availability of the Premises.

SECTION 29: SECURITY DEPOSIT

29.01 Landlord hereby acknowledges with the execution of this Lease the receipt, in lieu of cash, of an irrevocable unconditional "clean" Standby Letter of Credit conditioned for payment solely upon presentation of the Letter of Credit and a sight draft and transferable one or more times by Landlord without the consent of Tenant and issued by a local southeastern Michigan bank or trust company satisfactory to Landlord in form and substance the same as that shown in Exhibit "D". Such Letter of Credit will be in the "Evergreen" format not requiring an annual renewal. If Tenant Defaults in any of the provisions of this Lease, Landlord may use, apply or retain all or any part of the Security Deposit for the payment of any minimum net rental and/or other charges which are the obligation of Tenant under this Lease in default or for any other sum which Landlord may expend by reason of Tenant's default, including any damages or deficiency in the releasing of the Premises. If Tenant fully complies with all the provisions of this Lease, the Security Deposit, or balance thereof, will be returned to Tenant without interest after (i) the termination of this Lease, (ii) the removal of Tenant, and (iii) the surrender of possession of the Premises to Landlord. Unless Landlord is shown evidence satisfactory to it that the right to receive the Security Deposit has been assigned, Landlord may return the Security Deposit to the original Tenant regardless of one or more assignments of the Lease itself.

29.02 The aforementioned Letter of Credit shall, by its terms, be reduced annually, as long as Tenant is not in default, or with passage of time or giving of notice would be in default, based on the aforementioned schedule:

MONTHS	AMOUNT
1-12	$984,375
13-24	$787,500
25-36	$590,625
37-48	$393,750
49-60	$196,875
60-121	$196,875
Option Term	$196,875

29.03 Tenant acknowledges that in no event shall the Tenant use the Security Deposit as a rental payment or other monetary obligation under the Lease.

29.04 Landlord may use, apply or retain the proceeds of the Letter of Credit to the same extent Landlord may use, apply or retain a cash security deposit, and may draw on the Letter of Credit, in whole or in part, from time to time at Landlord's election as provided herein. Upon the expiration of the 61st month of the Term, at Tenant's election, Tenant may substitute the Letter of Credit for a cash security deposit in the amount of $196,875.00.

SECTION 30: INDEMNIFICATION

30.01 Tenant at its expense will defend, indemnify and save Landlord, its licensees, servants, agents, employees and contractors, harmless from any loss, damage, claim of damage, liability or expense to or for any person or property, whether based on contract, tort, negligence or otherwise, arising directly or indirectly out of or in connection with the condition of the Premises, the use or misuse thereof by Tenant or any other person, the acts or omissions of Tenant, its licensees, servants, agents, employees or contractors, the failure of Tenant to comply with any provision of this Lease, or any event on the Premises, whatever the cause; provided, however, that nothing herein shall be construed to require Tenant to indemnify Landlord against Landlord's own acts, omissions or neglect.

30.02 Tenant shall reimburse Landlord, upon demand, for any costs or expenses incurred by Landlord in connection with any breach or default of Tenant under this Lease, whether or not suit is commenced or judgment entered. Such costs shall include reasonable legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Notwithstanding the foregoing, if any action for breach of or to enforce the provisions of this Lease is commenced, the prevailing party shall be entitled to receive from the other all amounts incurred for its reasonable attorneys' fees and costs. Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability incurred by Landlord if Landlord becomes or is made a party to any claim or action (a) instituted by Tenant, or by any third party against Tenant, or by or against any person holding any interest under or using the Property by license of or agreement with Tenant except to the extent arising solely from any negligent or willful act or omission of Landlord, its officers, agents, employees, contractors or subcontractors; (b) except arising out of the initial construction of

the Improvements by Landlord, for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; of (d) necessary to protect Landlord's interest under this Lease in a bankruptcy proceeding against Tenant, or other proceeding under Title 11 of the United States Code, as amended. Tenant shall defend Landlord against any such claim or action at Tenant's expense with counsel reasonably acceptable to Landlord or, at Landlord's election, Tenant shall reimburse Landlord for any legal fees or costs incurred by Landlord in any such claim or action.

30.03 Landlord's Consent. Tenant shall pay Landlord's reasonable attorneys' or other professional fees (i.e. architectural) incurred in connection with Tenant's request for Landlord's consent under Section 15 (Assignment and Subletting), or in connection with any other act which Tenant proposes to do and which requires Landlord's consent.

SECTION 31: PREVENTING REMOTE VESTING

31.01 Notwithstanding any other provisions of this Lease, if the Term of this Lease does not commence within ten (10) years from the date hereof, this Lease will be deemed terminated ten (10) years from the date hereof without necessity of any notice or act by Landlord and Tenant. It is the intention of this Section to prevent this Lease from becoming unenforceable by reason of any claim that it might violate the rule against perpetuities.

SECTION 32: DEFINITION OF LANDLORD; LANDLORD'S LIABILITY

32.01 The term "Landlord" as used in this Lease so far as covenants, agreements, stipulations or obligations on the part of the Landlord are concerned is limited to mean and include only the owner or owners of fee title (or of ground leasehold interest) to the Premises at the time in question, and in the event of any transfer or transfers of the title of such fee the Landlord herein named (and in case of any subsequent transfers or conveyances the then grantor) will automatically be freed and relieved from and after the date of such transfer or conveyance of all personal liability for the performance of any covenants or obligations on the part of the landlord contained in this Lease thereafter to be performed including, but not limited to, any obligation to Tenant with respect to the security deposit referred to in this Lease upon assignment of same to the transferee, provided that (a) the interest of the transferor, as Landlord, in any funds then in the hands of Landlord in which Tenant has an interest shall be turned over, subject to such interest, to the then transferee; and

If Landlord fails to perform any provision of this Lease upon Landlord's part to be performed, and if as a consequence of such default Tenant recovers a money judgment against Landlord, such judgment may be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Premises and out of rents or other income from such property receivable by Landlord and Landlord shall not be personally liable for any deficiency.

SECTION 33: ENTIRE AGREEMENT

33.01 This Lease and the Exhibits attached hereto and forming a part hereof, set forth all of the covenants, agreements, stipulations, promises, conditions and understandings between Landlord and Tenant concerning the Premises and there are no covenants, agreements, stipulations, promises, conditions or understanding, either oral or written, between them other than herein set forth.

SECTION 34: GENERAL

34.01 Many references in this Lease to persons, entities and items have been generalized for ease of reading. Therefore, references to a single person, entity or item will also mean more than one person, entity or thing whenever such usage is appropriate (for example, "Tenant" may include, if appropriate, a group of persons acting as a single entity, or as tenants-in-common). Similarly, pronouns of any gender should be considered interchangeable with pronouns of other genders.

34.02 All agreements and obligations of Tenant under this Lease are joint and several in nature. Any waiver or waivers by Landlord of any of the provisions of this Lease will not constitute a waiver of any later breach of that provision, and any consent or approval given by Landlord with respect to any act, neglect or default by Tenant will not waive or make unnecessary Landlord's consent or approval with respect to any later similar act, neglect or default by Tenant.

34.03 Topical headings appearing in this Lease are for convenience only. They do not define, limit or construe the contents of any paragraphs or clauses.

34.04 This Lease can be modified or amended only by a written agreement signed by Landlord and Tenant.

34.05 *Remedies Not Exclusive*. No failure by Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach of such agreement, term, covenant or condition. No agreement, term, covenant or condition hereof, shall be waived, altered or modified except by written instrument executed by Landlord. No waiver of any breach shall affect or alter this Lease, but each and every agreement, term, covenant and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. Notwithstanding any unilateral termination of this Lease, this Lease shall continue in force and effect as to any provisions hereof which require observance or performance of Landlord or Tenant subsequent to termination.

34.06 All provisions of this Lease are and will be binding on the heirs, executors, administrators, personal representatives, successors and assigns of Landlord and Tenant.

34.07 This Lease has been executed in the State of Michigan. The laws of the State of Michigan will control in the construction and enforcement of this Lease. Tenant hereby irrevocably submits to the jurisdiction of any federal court of competent jurisdiction in the Eastern District of Michigan or the circuit court in Oakland County, Michigan in connection with any proceedings arising out of or in connection with this Lease.

34.08 Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties herein, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant. Whenever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

34.09 A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision of this Lease, which shall remain in full force and effect.

34.10 Tenant shall not record this Lease without prior written consent from Landlord.

34.11 This Lease may be executed in counterparts, and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. The delivery of this Lease by Landlord to Tenant shall not be deemed to be an offer and shall not be binding upon either party until executed and delivered by both parties.

34.12 The submission of this Lease for examination does not constitute a reservation of or option for the leased premises, and this Lease shall become effective as a lease only upon execution and delivery thereof by Landlord and Tenant.

34.13 Whenever under this Lease Landlord's consent or approval is required, except as may be otherwise specifically stated herein, Landlord shall withhold or delay such consent or approval, in its sole discretion.

SECTION 35: FINANCIAL INFORMATION

35.01 Intentionally Deleted.

SECTION 36: ALTERATIONS OF SITE PLAN FOR PREMISES/SITE PLAN APPROVAL

36.01 Landlord retains the exclusive right to alter the site plan for the Premises (including the granting of utility or like easements and dedicating property as may be required by the governing authority), provided, however, Landlord shall not exercise such rights without Tenant's prior written consent, if such alteration would adversely affect or interfere with the conduct of Tenant's business or be detrimental to the use of the Premises for the purposes permitted herein. At Landlord's request, Tenant shall execute the necessary documents required to accomplish the above.

Tenant acknowledges that the Premises have not yet been site plan approved by the City of Auburn Hills. If for any reason the Premises are not site plan approved, Landlord will notify Tenant of such, and upon such notice this Lease will be terminated and of no further effect. Both parties will be released of their respective obligations to the other.

SECTION 37: HAZARDOUS MATERIALS

37.01 **Tenant's Representations and Warranties.** Tenant represents and warrants that it shall (a) not engage in or conduct any activity or operation at the Premises (a "Hazardous Substance Activity") which involves the Release, use, handling, generation, treatment, storage, or disposal of any Hazardous Substance, except in compliance with all Governmental Requirements and in a manner that will not give rise to any liability or obligation under Governmental Requirements; (b) give prior notice to Landlord of any activity or operation to be conducted by Tenant at the Premises which involves the Release of any Hazardous Substance; (c) give notice to Landlord immediately upon acquiring knowledge of any Hazardous Materials Contamination with a full description thereof; (d) promptly comply with any Governmental Requirements, permits, or licensing conditions governing the Release, discharge, emission or disposal by or on behalf of Tenant, its agents, employees, contractors, subcontractors, invitees, licensees, vendors, subtenants, assignees or transferees (collectively, the "Tenant Parties") of any Hazardous Substance and Governmental Requirements for storing, handling or otherwise managing Hazardous Substances or Governmental Requirements for the removal, treatment or disposal of such Hazardous Substances and provide Landlord with satisfactory evidence of such compliance; (e) provide Landlord, within thirty (30) days after demand by Landlord, with a bond, letter of credit or similar financial assurance evidencing to Landlord's satisfaction that sufficient funds are available to pay the cost of removing, treating and/or disposing of such Hazardous Substances and discharging any assessments which may be established or levied on the Premises as a result thereof; (f) should any of the Tenant Parties use, suffer or permit the Premises to be used or maintained so as to subject Landlord or Tenant or any tenant or user of the Premises to a claim of violation of Governmental Requirements, immediately cease or cause a cessation of such use or operations, remedy and cure any conditions arising therefrom; (g) give prompt notice to Landlord, and all appropriate regulatory authorities, of any Release of any Hazardous Substance or Hazardous Materials Contamination arising from or related to Tenant Parties' Hazardous Substance Activity, which is not made pursuant to and in conformance with the terms of any permit or license duly issued by appropriate governmental authorities, any such notice to include a description of measures taken or proposed to be taken by Tenant to contain and remediate the Release and any resultant damage to property, persons, or the environment; (h) at Landlord's reasonable request from time to time, execute affidavits, representations and the like concerning Tenant's best knowledge and belief regarding the presence of Hazardous Materials Contamination in the Premises; (i) reimburse to Landlord, upon demand, the reasonable cost of any testing for the purpose of ascertaining if there has been any Hazardous Materials Contamination in the Premises, or Release of Hazardous Substances in or upon the Premises, if such testing is required by any governmental agency or Landlord's mortgagee; (j) immediately after Tenant receives notice or knowledge of same, advise Landlord in writing of any enforcement, cleanup, remedial, removal or other governmental or regulatory actions or investigations, inquiries, suits, claims, citations, directives, summonses, proceedings, complaints, notices, orders, writs or injunctions instituted, completed or threatened pursuant to any applicable Governmental Requirements, and of all claims made or threatened by any third party against Tenant, Landlord or the Premises relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substances on or about the Premises, and (k) upon expiration or termination of this Lease, surrender the Premises to Landlord free from the presence of any Hazardous Materials Contamination and in compliance with the then-current applicable Governmental Requirements and clean-up standards with respect to Hazardous Substances and Hazardous Materials Contamination.

37.02 **Default.** In the event that Tenant fails to comply with the requirements of this Section 37, after notice to Tenant and the earlier of the expiration of any applicable cure period hereunder or the expiration of the applicable cure period permitted under applicable

Governmental Requirements, if any, the Landlord may, but shall not be obligated to, exercise its right to do one or more of the following: (a) elect that such failure constitutes a default; and (b) enter onto the Property or take such other actions as it reasonably deems necessary or advisable to clean up, remove, resolve or minimize the impact of, or otherwise deal with, any Hazardous Substances or Hazardous Materials Contamination on the Premises. All costs reasonably incurred pursuant to this Section, including attorneys' fees, shall become immediately due and payable as additional rent hereunder.

37.03 **Indemnification.** Tenant shall defend, indemnify and hold harmless Landlord, any and all persons or entities owned or controlled by or affiliated with Landlord and their respective employees, agents, officers, and directors (collectively, the "Landlord Parties") from and against any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including, without limitation, consultants fees, investigation and laboratory fees, attorney's fees, expenses and remedial costs), suits, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future (whether before or after the expiration or termination of this Lease) be paid, incurred or suffered by or asserted against the Landlord Parties or any one of them by any person or entity or governmental agency to the extent resulting from or relating to (a) Tenant Parties' Hazardous Substance Activities or the presence, disposal, Release or threatened Release, escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Substance by a Tenant Party on, over, under, from or affecting the Premises; (b) the environmental condition and/or Hazardous Materials Contamination of the Premises as a direct or indirect result of the Tenant Parties' activities upon the Premises; (c) any violation by the Tenant Parties of any Governmental Requirements applicable to the Premises; or (d) any personal injury or property damage arising out of or related to Tenant's Hazardous Substance Activities at or arising from Tenant's use of the Premises. Tenant shall be solely responsible for all costs arising out of or in connection with the removal, cleanup and remediation, in accordance with Governmental Requirements, of any and all Hazardous Material Contamination resulting from Tenant's Hazardous Substance Activities at or on the Premises. The representations, covenants, warranties and indemnification contained in this Section 37 shall survive the payment of all sums due Landlord under this Lease, the satisfaction of all other obligations of Tenant hereunder and the expiration or termination of this Lease, and shall be in addition to all other obligations and liabilities which may be imposed upon Tenant at law or in equity.

37.04 <u>Definition</u>. For the purpose of this Lease, Landlord and Tenant agree that, unless the context otherwise specifies or requires, the following terms shall have the meaning herein specified:

(a) <u>"Hazardous Substances"</u> shall mean any materials or substances (i) defined as "hazardous waste" by the resource Conservation and Recovery Act of 1979 (42 U.S.C. Section 6901 *et seq.*), as amended from time to time, and regulations promulgated thereunder ("<u>RCRA</u>"); (ii) defined as "hazardous substance" by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 6901 *et seq.*), as amended from time to time, and regulations promulgated thereunder ("<u>CERCLA</u>"); (iii) defined as "hazardous materials" by the Hazardous Materials Transportation Action (49 U.S.C. Section 1801 *et seq.*), as amended from time to time, and regulations promulgated thereunder ("<u>HMTA</u>"); (iv) containing asbestos, all as defined in the Governmental Requirements; (v) containing polychlorinated biphenyls; (vi) the presence of which on the Premises requires investigation or remediation or is prohibited by any Governmental Requirements (as hereinafter defined); (vii) containing gasoline, oil, fuel or other petroleum-based products; (viii) underground storage tanks; (ix) which are radioactive; (x) which are biological; and (xi) which by any Governmental Requirements requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment or disposal including solid wastes, toxic or hazardous substances, wastes or contaminants, paint containing lead and discharges of sewage or effluent. For purposes herein "<u>Governmental Requirements</u>" shall mean, in addition to RCRA, CERCLA and MNTA, the Superfund Amendments and Reauthorization Act, Public Law 99-499, 100 Stat. 1613; the National Environmental Policy Act, 42 U.S.C. Section 4321; the Safe Drinking Water Act, 42 U.S.C. Section 300F, *et seq.*; the Toxic Substances Control Act, 15 U.S.C. Section 2601; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, *et seq.*; the Clean Air Act, 42 U.S.C. Section 7401, *et seq.*; and the regulations promulgated in connection therewith, Environmental Protection Agency regulations pertaining to asbestos (including 40 C.F.R. Part 61, Subpart M); Occupational Safety and Health Administration regulations pertaining to asbestos (including 29 C.F.R. Section 1910.1001 and 1926.58); and all laws, ordinances, statutes, codes, rules,

regulations, order and decrees pertaining to Hazardous Substances of the United States, the state, the county, the city, or any other political subdivision, agency or instrumentality exercising jurisdiction over Landlord, Tenant, or the Premises now existing or hereafter adopted. For purposes of the Lease, "Governmental Requirements" shall specifically includes and Tenant's obligation shall be deemed to be governed by and required to be consistent with the State of Michigan Generic Residential Clean Up Criteria Standards (hereinafter referred to as the "Applicable Clean Up Standards").

(b) "Hazardous Materials Contamination" shall mean the contamination occurring of the Land, Improvements, facilities, soil, groundwater, air or other elements on the Land or of any other property as a result of the Release, discharge, escape, seepage, leakage, spillage, emission or release of Hazardous Substances emanating from the Premises arising out of or related in any way to Tenant's use and occupancy of the Premises in excess of applicable generic residential cleanup criteria established pursuant to Part 201 of the Natural Resources and Environmental Protection Act, MCL 324.20101, *et seq.* and other Governmental Requirements.

(c) "Release" shall have the same meaning as ascribed to it in CERCLA.

37.05 Environmental Site Assessment at End of Term. Prior to the first to occur of the expiration of the Term, or a date which is within fifteen (15) days after the earlier termination of the Term, Tenant shall retain a properly qualified assessor/consultant to conduct an environmental inspection and prepare a Phase I Environmental Audit to the full extent contemplated under ASTM Document E 1527, which describes the " Phase I Environmental Site Assessment Process" (hereinafter referred to as the "Ending Assessment") detailing the results of such inspection of the Premises. Such report shall be completed and transmitted to Landlord no later than sixty (60) days after the expiration or earlier termination of the Term. If Tenant fails to retain such an environmental assessor/consultant within the applicable time period set forth above, Landlord shall have the right to retain such an assessor/consultant to perform the Ending Assessment. Tenant shall promptly comply, at its cost, with all recommendations set forth in the Ending Assessment to remediate violations of Governmental Requirements.

37.06 Facility/Brownfield.

(a) Tenant acknowledges that the Premises are a "Facility" as defined by the MDEQ, and that Landlord has submitted a Brownfield plan to the applicable Brownfield authority seeking to obtain Brownfield status for the Premises. Tenant further understands and acknowledges that the Brownfield plan, when approved, will enable and permit Landlord to recapture its Brownfield costs from the incremental tax increase applicable to the Premises upon completion of the Improvements. Tenant acknowledges that the Brownfield plan is a material and integral component of Landlord's development of the Premises, without which Landlord would not have proceeded and that Tenant shall cooperate in all reasonable respects in obtaining and implementing its Brownfield plan.

(b) Landlord currently has obtained an affirmed BEA Category N from the MDEQ for the Premises, a copy of which has been disclosed to Tenant. Landlord at its cost will commence application to seek an affirmed BEA Category N or D, whichever the case may be, on behalf of Tenant (the "Tenant BEA") upon execution of this Lease. Tenant will cooperate with Landlord in providing all necessary documentation for such Tenant BEA. Notwithstanding anything herein to the apparent contrary, Landlord's inability to obtain the Tenant BEA for Tenant shall in no event invalidate this Lease or give rise to any right of Tenant to terminate this Lease and obtaining the Tenant BEA is in no event a condition precedent to the performance of the obligations of either Landlord or Tenant hereunder. In the event for any reason, the Michigan Department of Environmental Quality ("MDEQ") denies Tenant an affirmed Tenant BEA, Landlord agrees, at its sole expense, to retain competent environmental counsel to appeal such denial and to use its best efforts to seek a reversal of such denial.

(c) Landlord hereby agrees to defend, indemnify and hold harmless Tenant, any and all persons or entities owned or controlled by or affiliated with Tenant and their respective employees, agents, officers, and directors (collectively, the "Tenant Parties") from and against any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including, without limitation, consultant's fees, investigation and laboratory fees, reasonable attorney's fees, expenses and remedial costs), suits, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future (whether before or after the expiration or termination of this Lease) be paid, incurred or suffered by or asserted against the Tenant Parties or any one of them by any person or entity or

governmental agency to the extent resulting from or relating to (a) the presence, disposal, Release or threatened Release, escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Substance by a Landlord Party (or any other person or entity, excluding Tenant Parties) on, over, under, from or affecting the Premises as of the date of this Lease; (b) the environmental condition and/or Hazardous Materials Contamination of the Premises as a direct or indirect result of the Landlord Parties' (or any other person or entity, excluding Tenant Parties) activities on, over, under, from or affecting the Premises prior to the date of this Lease; (c) any violation of any Governmental Requirements on, over, under, from or affecting the Premises existing as of the date of this Lease; or (d) any personal injury or property damage arising out of or related to Landlord's (or any other person or entity, excluding Tenant Parties) Hazardous Substance Activities at the Premises at or prior to the date of this Lease. The representations, covenants, warranties and indemnification contained in this Section shall survive the payment of all sums due under this Lease, the satisfaction of all other obligations of Landlord hereunder and the expiration or termination of this Lease, and shall be in addition to all other obligations and liabilities which may be imposed upon Landlord at law or in equity.

(d) Within ten (10) days from the date hereof Landlord shall provide to Tenant an opinion of counsel from Dykema Gossett PLLC confirming the absence of liability on the part of Tenant for any environmental condition existing on the Premises as of the date of this Lease (the "Opinion") in substance substantially equivalent to the Memorandum issued by Mark D. Jacobs, Esq. of Dykema, Gossett PLLC dated July 18, 2002 and provided to Tenant.

SECTION 38: SBT TAX CREDITS

38.01 Landlord will seek to obtain a Single Business Tax Brownfield Redevelopment Credit ("SBT Tax Credit") from the State of Michigan for the Premises and the entire Joslyn Commerce Park of which the Premises will be a part. Upon successfully receiving such SBT Tax Credit, Landlord will execute and submit to the Michigan Department of Treasury a Single Business Tax Brownfield Redevelopment Credit Reassignment form, pursuant to which Landlord shall assign to Tenant sixty-six (66%) percent of Landlord's SBT Tax Credit, provided, however, (in no event shall Landlord assign an amount greater than a $66,000 annual SBT Tax Credit.) Landlord shall reasonably cooperate to assist Tenant in obtaining the appropriate Single Business Tax Brownfield Redevelopment Credit Reassignment Certificate acknowledging Tenant's right to the assignment.

In the event Tenant is in Default under or breaches this Lease, and fails to cure such breach or Default, the remaining value of the SBT Tax Credit at the time of such event shall be added to the damages and costs Landlord is entitled to recover from Tenant under this Lease.

In the event Landlord is unable to obtain the SBT Tax Credit, Landlord will grant Tenant four (4) months abated minimum monthly net rent from and after the Commencement Date of the Lease.

SECTION 39: AUTHORIZATION AND EXECUTION

39.01 By its execution hereof, Tenant warrants that all necessary corporate action has been taken with regard to the authorization and execution of this Lease and that the individual(s) executing this Lease on behalf of Tenant is (are) duly authorized to do so. Whoever signs this Lease on behalf of Tenant hereby confirms that he has appropriate authority and has been so authorized to execute this Lease on behalf of Tenant.

SECTION 40: WAIVERS

40.01 Jury Trial Waiver: Tenant acknowledges that the right to trial by jury is a constitutional one, but that it may be waived. Tenant, after consulting (or having had the opportunity to consult) with counsel of its choice, knowingly and voluntarily, waives any right to trial by jury of any issue triable of right by jury in the event of litigation regarding the performance or enforcement of, or in any way related to, this lease, fully to the extent that any such right shall now or hereafter exist with regard to this lease, or any claim, counterclaim or any action in connection therewith this waiver is intended to encompass individually each instance and each issue as to which the right to trial by jury would otherwise accrue. Landlord is authorized to file a copy of this paragraph in any proceeding as conclusive evidence of this waiver by Tenant.

SECTION 41: OPTION TO EXTEND

41.01 Provided Tenant shall not be in Default hereunder, either as of the date of exercise of the following option or as of the date on which the Option Term is to commence, and at such times no event shall have occurred or is occurring which, with the passage of time or the giving of notice would become a Default hereunder, and provided Tenant has not been in Default on more than three (3) occasions during the last five (5) years of the intial Term, Tenant shall have the right, at its election, upon written notice given to Landlord at least one (1) year prior to the scheduled expiration of the Term, time being of the essence, to extend the Term for one (1) additional period of five (5) years (the "Option Term") on the same terms and conditions as herein provided, except that the Minimum Net Rent due during the Option Term shall be at the annual rate of $6.25 per square foot of the Premises.

The foregoing option shall not be assignable or transferable to or exercisable by any assignee, sublessee or other transferee of the Lease, whether or not permitted by the terms of this Lease, and is for the sole benefit of, is personal to and may be exercised only by the Tenant named herein and in strict accordance with the terms hereof. Any sublease or assignment of this Lease, whether or not requiring Landlord's consent, shall contain an agreement of the subtenant or assignee to such provisions, failing which same shall be deemed to be incorporated therein. In the event the Option is exercised, the provisions of Section 29 herein relative to the Security Deposit shall continue to apply.

IN WITNESS WHEREOF the Landlord and Tenant have executed this Lease as of the date set forth at the outset hereof.

LANDLORD:
Joslyn-Collier I LLC, a Michigan limited liability company

By: General Manager, Inc., a Michigan corporation, Manager

By: Gary Weisman
Its: President

TENANT:
Unique Fabricating Inc., a ______________ corporation

By: Douglas A. Stahl
Its: President

EXHIBIT "A"


S 31°31'36" W 107.18' (M)
S 31°15'30" W 107.84' (R)
S 00°01'15" W 810.97' (R)
S 00°00'28" W 810.97' (M)
S14°07'40"W 60.00'
S00°00'28"W 1537.44'
NORTHWEST CORNER LOT 9, "SUPERVISORS PLAT No. 5" LIBER 50, PAGE 23, O.C.R.
Joslyn Road
(66' wide)
N75°52'20"W 87.13'
S00°46'45"E 440.94'
S00°46'45"E 260.18'
S23°36'28"W 19.93'
S32°07'34"E 115.12'
N75°52'20"W 465.01'
S00°46'45"E 85.16'
P.O.B.
S59°49'55"E 20.58'
Δ = 96°33'37"
R = 80.00'
L = 134.82'
CHD. BRG= S. 18°06'43" E.
C = 119.43'
S50°57'11"E 527.25'
N75°52'20"W 516.52'
Collier Road
(66' wide)
N01°16'33"W 1232.20'

Legal Description

Part of the Northwest ¼ of Section 9, T.3N., R.10E., City of Auburn Hills, Oakland County, Michigan, being more particularly described as follows:

Commencing at the Southerly corner of Lot 3 of "Supervisor's Plat No. 5" as recorded in Liber 50, Page 23, O.C.R.; thence along the Westerly R.O.W. of Joslyn Road (66.00 feet wide) the following two (2) courses: S. 31°31'36" W., 107.18 feet (recorded as S. 31°15'30" W., 107.84 feet); S. 00°00'28" W. (recorded as S. 00°01'15" W.), 810.97 feet; thence N. 75°52'20" W., 87.13 feet; thence S. 14°07'40" W., 60.00 feet to a point on the centerline of Collier Road (66.00 feet wide); thence continuing along said centerline N. 75°52'20" W., 465.01 feet to the Point of Beginning; thence continuing along said centerline N. 75°52'20" W., 516.52 feet; thence N. 01°16'33" W., 1,232.20 feet; thence S. 50°57'11" E., 527.25 feet; thence S. 00°46'45" E., 85.16 feet; thence S. 32°07'34" E., 115.12 feet; thence S. 00°46'45" E., 440.94 feet; thence S. 59°49'55" E., 20.58 feet; thence 134.82 feet along the arc of a curve to the left (Radius = 80.00 feet, delta = 96°33'37", chord bears S. 18°06'43" E., 119.43 feet); thence S. 23°36'28" W., 19.93 feet; thence S. 00°46'45" E., 260.18 feet to the Point of Beginning.

Containing 511,208 sf or 11.74 acres. Subject to easements and restrictions of record and subject to any part taken for road purposes.

NOWAK & FRAUS
Civil Engineers Land Surveyors
46777 Woodward Avenue
Pontiac, MI 48342
Tel. (248) 332-7931
Fax. (248) 332-8257

CLIENT: General Development

DRAWN:	SCALE:	DATE:	JOB No.	SHEET
PJW	1" = 400'	07-22-02	5-A465	1 of 1

EXHIBIT "B"



6 BAY TRUCKWELL
TRASH COMP
PROPOSED BUILDING 150,102 S.F.
SHOP / WAREHOUSE SPACE 130,102 S.F.
OFFICE SPACE 20,000 S.F.
MAINTENANCE AREA
TRASH COMP
6 BAY TRUCKWELL

BUILDING FLOOR PLAN

SCALE 1/32" = 1'-0"


EXEC. OFFICE
EXEC. OFFICE
OFFICE
VEST.
LOBBY
OPEN OFFICE
OPEN OFFICE
WOMEN
MEN
JAN.
STORAGE / COPY
CONFERENCE ROOM
LUNCH ROOM
SHOP LUNCH ROOM
WOMEN
MEN
FILES
COPY AREA

OFFICE FLOOR PLAN

SCALE: 1/8" = 1'-0"


20,000 SF OFFICE
TRASH COMPACTOR
PROPOSED BUILDING
F.F. 955.00
150,102 S.F. TOTAL
TRASH COMPACTOR
GRADE LEVEL DOOR
GRADE LEVEL DOOR
Collier Road (66' wide)

L-4383 (Rev. 1-94)

STATE OF MICHIGAN
DEPARTMENT OF TREASURY
OFFICE OF THE STATE TAX COMMISSION

INDUSTRIAL FACILITIES EXEMPTION CERTIFICATE

(Sections 207.551 to 207.571, inclusive, M.C.L.)

Pursuant to the provisions of Sections 207.551 to 207.571, inclusive, the State Tax Commission hereby finds that the industrial facility owned by **UNIQUE FABRICATING INC**, and located at **800 STANDARD PARKWAY, CITY OF AUBURN HILLS, OAKLAND** County, Michigan, within Industrial Development District which industrial facility is more particularly described in Industrial Facilities Exemption Application No. **2003-042**, is designed and acquired primarily for the purpose of restoration or replacement of obsolete industrial property or the construction of new industrial property and otherwise complies with Section 9 and with other provisions of the Act.

Therefore, as provided by Sections 207.551 to 207.571, inclusive, M.C.L., the State Tax Commission hereby certifies as an industrial facility the property whose legal description is as follows: (See Attachment).

THIS CERTIFICATE IS ISSUED FOR A NEW FACILITY PROJECT.

THE STATE EDUCATION TAX TO BE LEVIED FOR THIS CERTIFICATE IS **6** MILLS.

This certificate unless revoked as provided by Act 198, P.A. 1974, as amended, shall remain in force for the period stated.

Real property component:
Beginning **December 31, 2003** and ending **December 30, 2009**.

Personal property component:
Beginning **December 31, 2003** and ending **December 30, 2009**.

The state equalized value of the existing obsolete industrial property covered by this certificate is as follows: (applies to a replacement or restoration facility only).

State equalized value of real property (excluding land) is ....NOT APPLICABLE

State equalized value of personal property (excluding inventory)..NOT APPLICABLE

Total state equalized value included in this certificate is.......NOT APPLICABLE

This industrial facilities exemption certificate is issued on the **08/26/2003**.

CERTIFICATE NUMBER **2003-042**

THIS CERTIFICATE IS ISSUED SUBJECT TO
STATE TAX COMMISSION RULE #56.

[signature]
Executive Secretary, State Tax Commission

855 (Rev. 2-02)

STATE OF MICHIGAN
DEPARTMENT OF TREASURY
LANSING

JENNIFER M. GRANHOLM
GOVERNOR

JAY B. RISING
STATE TREASURER

September 4, 2003

UNIQUE FABRICATING INC
DOUGLAS J STAHL
1601 W HAMLIN ROAD
ROCHESTER HILLS MI 48309

RE: Industrial Facilities Exemption Application # **2003-042**
UNIQUE FABRICATING INC

Dear Sir/Madam:

The State Tax Commission has received an application for an industrial facility exemption certificate as referenced above. The State Tax Commission has received the concurrence of the Michigan Economic Development Corporation to the issuance of certificate for exemption of the industrial facility in the amount of **$6,296,000** for real property and **$1,315,000** for personal property.

The Commission considered the application and the concurrence of the Michigan Economic Development Corporation to the issuance of certificate for exemption of the industrial facility at a meeting held on **August 26, 2003.**

The State Tax Commission, with the approval of the State Treasurer, had made a finding as provided for in Act 198, P.A. 1974, that the amount by which 5% is exceeded will not substantially affect the operation of the local unit of government by reason of the loss of tax revenue. The State Education Tax to be levied for this certificate is **6** mills.

The State Tax Commission concurs in the findings of the governmental unit with respect to the financial impact on the local unit and affected taxing units by the granting of the certificate. The Commission has also evaluated the responses from the taxing units involved.

The State Tax Commission finds that the granting of the exemption certificate will not impair the operation of the several units of government directly concerned, but will, by the addition of the facility, provide for employment and be a positive influence in the development of the entire area; whereupon a resolution was adopted directing that the certificate be issued, all of the conditions of Act 198, P.A. 1974, as amended, having been met.

A party aggrieved by the issuance of an industrial facilities exemption certificate may call Dianne Wright at 517-373-2408, to discuss the issues. The local unit of government or the applicant has sixty days from the date of the STC's determination (the date of this letter) to request a hearing to correct an error contained in the certificate. MCL 24.304

The State Tax Commission has issued this certificate contingent on compliance with Administrative Rule 55,

"(1) The applicant for an industrial facilities exemption certificate or a holder of a certificate shall notify the assessing officer and the commission of the date of completion as explained in section 16 of Act No. 198 of the Public Acts of 1974, as amended, being Section 207.566 of the Michigan Compiled Laws.

(2) The notification of completion of the project shall be filed within 30 days of completion.

and on the submission of a detailed listing of the new machinery and equipment, including description, type, identification, year of acquisition and cost after purchase and installation.

The certificate is the legal authority for the assessor to place the project certified on an Industrial Facility Tax Roll (specific tax roll) pursuant to the requirements of Section 3(3) and Sec. 14 of Act No. 198, P.A. 1974 as amended. An Order of Revocation pursuant to the requirements of Section 15 and Unpaid taxes pursuant to the requirements of Section 13 are the legal authority for the assessor to remove the project certified from the Industrial Facility Tax Roll.

The certificate is enclosed.

Very truly yours,

Dennis Platte

Dennis Platte
Executive Secretary
State Tax Commission

DP/ps

Enclosure(s)

cc: Assessor
Michigan Economic Development Corporation

CERTIFIED: RETURN
RECEIPT REQUESTED

TAX ABATEMENT AGREEMENT
Extension of Exemption Period

Unique Fabricating, Inc.
_____________________________, hereinafter referred to as the "Company" has submitted an application to City Council for a New Industrial Facility Exemption Certificate (New IFEC) to extend the exemption period of existing Industrial Facility Exemption Certificate 2003-042 pursuant to section 16a(a) of Public Acts 198, 0f 1974, MCL 207.566a(a).

In recognition of the granting of the New IFEC by City Council and the benefit of the tax savings for the Company, and the economic growth of the City, I hereby agree on behalf of the Company to the following;

1. The Company agrees to operate the facility for which the New IFEC is granted for the term of the New IFEC, **plus an additional three (3) years** after the date of expiration of the new IFEC certificate.

2. The Company further understands that if it vacates or fails to operate the facility for which the New IFEC is granted for the period of time as outlined in Section 1 of this agreement, that the company is liable for repayment of any property tax savings benefiting the Company due to the existence of the New IFEC, beginning with the initial effective year of the New IFEC. In addition, the Company will be liable for repayment of future tax savings if there are any remaining years in the term of the New IFEC, under the provisions of Section 21(2) of Public Act 198, 1974 as amended.

3. The Company further agrees to pay it's abated real and personal property taxes timely and without penalty. In addition, the Company agrees to inform the City Assessor and the City Treasurer of any plans to relocate the company from any location within the City, 30 days prior to the relocation.

4. The Company agrees to notify the City Assessor and City Treasurer of any change in the ownership of the Company's real and personal property assets or a majority share of the Company's stocks. For the purposes of this agreement, a new owner or lessee shall be defined as follows:

i. For a New IFEC that pertains to real property improvements, the term "new owner or lessee" shall be defined as follows:

1.) A new entity that acquires, owns and occupies or leases and occupies the facility after the existing certificate holder has physically moved from or vacated the facility.

WITNESS: [signature]

_______________ COMPANY:

BY: [signature]

_______________ ITS: CFO

DATED: 4/21/10

ACKNOWLEDGED BY THE CITY OF AUBURN HILLS

_______________ BY: _______________

_______________ ITS: MAYOR

DATED: _______________

_______________ BY: _______________

_______________ ITS: CITY CLERK

DATED: _______________

City of Auburn Hills

Assessing Department

1827 N. Squirrel Rd. • Auburn Hills, MI 48326-2753
Phone: (248) 370-9436
Fax: (248) 475-0127
www.auburnhills.org

November 25, 2009

Thomas P. Tekiele, CFO
Unique Fabricating, Inc.
800 Standard Parkway
Auburn Hills, Mi. 48326

Re: Request for Extension- IFEC Certificate 2000-625

Dear Mr.Tekiele,

The City Council approved the request for extension of the above captioned certificate, with the condition that the company executes a written agreement to operate the facility for at least eight years beginning in 2010, and signs a lease extension to the year 2018.

I have enclosed such an agreement to be signed and returned to me as soon as possible, along with a copy of the lease extension document.

If you have any questions, please give me a call.

Sincerely,

Victor Bennett
City Assessor

FIRST EXTENSION OF LEASE

THIS FIRST EXTENSION OF LEASE (this "Extension") is entered into this 15 day of April, 2010 by and between JOSLYN-COLLIER I LLC, a Michigan limited liability company (the "Landlord"), and UNIQUE FABRICATING INC, a Delaware corporation (the "Tenant").

RECITALS:

WHEREAS, the Landlord and Tenant previously entered into a certain Lease Agreement dated June 23, 2002 (the "Lease") covering the premises located at 800 Standard Parkway, Auburn Hills, Michigan (the "Premises").

WHEREAS, Tenant and Landlord desire to extend the term of, and otherwise amend, the Lease in accordance with the terms and conditions of this Extension.

NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Extension. The term of the Lease is extended and shall expire without further notice or demand on July 31, 2018. The portion of the term of Lease extended by this Extension is referred to as the "Extension Period". The term of the Lease before giving effect to this Extension (i.e., before the commencement of the Extension Period) is referred to as the "Original Term".

2. Lease Rate. During the Extension Period the base monthly lease rate on the Premises, pursuant to section 4 of the Lease shall be as follows:

Aug 1, 2013 – July 31, 2016	$65,677.50
Aug 1, 2016 – July 31, 2018	$68,750.00

3. Revised current lease rate. Commencing August 1, 2010 and ending July 31, 2013 Tenant's base monthly Lease rate as called for under section 4 of the Lease shall be reduced from $71,932 to $68,750 (the "Reduced Base Monthly Lease Rate"). If at anytime during the remainder of the Original Term of the Lease the Tenant defaults and fails to cure such default under the time frame prescribed in the Lease, the Reduced Base Monthly Lease Rate shall be void and of no further effect and the base monthly rent under Section 4 of the Lease shall revert back to $71,932, effective as of and retroactive to August 1, 2010 (in which case Tenant shall be liable for immediate payment to Landlord for any resulting deficiency in the base monthly rent).

4. Section 41.01 of the Lease "Option to Extend", shall be null and void and of no further effect.

5. In case of conflict with the Lease, this First Extension of Lease shall govern. Except as modified and amended hereby, all other terms of the Lease shall remain in full force and effect.

6. Tenant confirms that it has no outstanding claims against the Landlord under or pursuant to the Lease, whether asserted or unasserted, and waives any such claims as of the date hereof.

7. This Extension may be executed in separate counterparts, none of which need contain the signatures of all parties, and all of which taken together shall constitute one and the same instrument. This Extension may be signed and delivered by facsimile or as an image file attached to electronic mail or another form of electronic delivery, in which case each such facsimile or image file will be effective as if an original.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as the date first above written.

WITNESSES:	**LANDLORD:** **JOSLYN-COLLIER I, LLC** A Michigan limited liability company
[signature]	BY: [signature]
	Its: Member
[signature]	**TENANT:** **UNIQUE FABRICATING, INC.** A Delaware corporation
	BY: [signature]
	Its: CFO

SECOND EXTENSION OF LEASE

THIS SECOND EXTENSION OF LEASE (this "Second Extension") is entered into this 16 day of February, 2011 by and between JOSLYN-COLLIER I LLC, a Michigan limited liability company (the "Landlord") and UNIQUE FABRICATING INC, a Delaware Corporation (the "Tenant").

RECITALS:

WHEREAS, the Landlord and Tenant previously entered into a certain Lease Agreement dated June 23, 2002 (the "Lease") and a First Extension of Lease dated April 15, 2010 covering the premises located at 800 Standard Parkway, Auburn Hills, Michigan (the "Premises").

WHEREAS, Tenant and Landlord desires to extend the Lease term of, and otherwise amend, the Lease in accordance with the terms and conditions of this Second Extension.

NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Second Extension. The term of the Lease is extended and shall expire without further notice or demand on July 31, 2020. The portion of the term of Lease extended by this Second Extension is referred to as the "Second Extension Period". The term of the Lease before giving effect to this Second Extension (i.e. before the commencement of the Second Extension Period) is referred to as the "Original Term", or "First Extension Period."

2. Lease Rate: During the Second Extension Period the base monthly lease rate on the Premises, pursuant to section 4 of the Lease shall be as follows:

   Aug 1, 2018 – July 31, 2020 $68,750.00

3. Effective upon the execution by Tenant and Landlord of the Second Extension, Tenant will be allowed to reduce its security deposit under the Lease (the "Security Deposit") from the current $196,875 to $100,000. Tenant will be required to provide Landlord with a replacement letter of credit for the Security Deposit in the same form as the existing letter of credit and such letter of credit shall be in effect until August 31, 2020.

4. Landlord reaffirms the Membership Purchase and Issuance Agreement dated June 23, 2002 is in full force and effect.

5. In case of conflict with the Lease or First Extension, this Second Extension of Lease shall govern. Except as modified and amended hereby, all other terms of the Lease and First Extension shall remain in full force and effect.

6. Tenant confirms that it has no outstanding claims against the Landlord under or pursuant to the Lease, whether asserted or unasserted, and waives and such claims as of the date hereof.

7. This Second Extension may be executed in separate counterparts, non of which need the signatures of all parties, and all of which taken together shall constitute one and the same instrument, This Second Extension may be signed and delivered by facsimile or as an image file attached to electronic mail or another form of electronic delivery, in which case each such facsimile or image file will be effective as if an original.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as the date first above written.

WITNESSES:

Jennifer Southard
____

LANDLORD:
JOSLYN-COLLIER I, LLC
A Michigan limited liability company

BY: [signature]

Its: Manager

TENANT:
UNIQUE FABRICATING, INC.
A Delaware corporation

____

BY: [signature]

Its: CFO